UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant ☒     Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

 HF FOODS GROUP INC
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other
than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 24, 2025

Dear Stockholder:

You are cordially invited to attend the 2025 Annual Meeting of Stockholders of HF Foods Group Inc. (the “Company”), on June 3, 2025, at 12:00 p.m., Eastern Time. NOTICE IS HEREBY GIVEN that the Board of Directors has determined to convene and conduct the Annual Meeting in a virtual meeting format only at www.virtualshareholdermeeting.com/HFFG2025. We are pleased to utilize the virtual meeting format to provide ready access and cost savings for our stockholders and the Company. The virtual meeting format allows attendance from any location in the world. Please see the further instructions in this Proxy Statement. Stockholders will NOT be able to attend the annual meeting in-person.

The Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting. Accordingly, please exercise your right to vote by signing, dating and returning your proxy card in the enclosed envelope or voting by internet as described in the Proxy Statement. Your shares will be voted in accordance with the instructions you have given in your proxy.

Our Board of Directors and management look forward to seeing you at the meeting. Thank you for your continued support.

Sincerely yours,

/s/ Charlotte Westfall
Charlotte Westfall
Lead Independent Director

/s/ Xi “Felix” Lin
Xi “Felix” Lin
President and Chief Executive Officer

HF Foods Group Inc.
6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 3, 2025
To Our Stockholders:

The Annual Meeting of Stockholders of HF Foods Group Inc., a Delaware corporation (the “Company”), will be held virtually on June 3, 2025, at 12:00 p.m., Eastern Time, for the following purposes:

1.    To elect five members of the Board of Directors to serve until the 2026 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their respective deaths, resignations or removals;
2.    To ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2025;
3.    To consider a non-binding advisory vote on compensation of our named executive officers; and
4.    To transact such other business as may properly come before the meeting or any continuation, adjournment or postponement thereof.

The Annual Meeting of Stockholders will be held virtually at www.virtualshareholdermeeting.com/HFFG2025. You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/HFFG2025. Please see the further instructions in this Proxy Statement. Stockholders will NOT be able to attend the Annual Meeting in-person.

All stockholders are invited to electronically attend the Annual Meeting. Holders of record of the Company’s common stock at the close of business on April 7, 2025, are entitled to notice of, and to vote at, the Annual Meeting. This notice, proxy statement and form of proxy card are first being mailed or made available on or about April 24, 2025.

By Order of the Board of Directors

/s/ Xi “Felix” Lin
Xi “Felix” Lin
President and Chief Executive Officer

Las Vegas, NV
April 24, 2025

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2025

The accompanying proxy statement and the 2024 Annual Report on Form 10-K are available at: www.proxyvote.com

LETTER FROM OUR PRESIDENT AND CEO

Dear Stockholders,

It is my pleasure to welcome you to the 2025 Annual Meeting of Stockholders of HF Foods Group Inc. (“HF Foods”). On behalf of the Board of Directors and the management team, I am pleased to present the Proxy Statement for this year's meeting, outlining important information regarding the matters to be voted upon by our stockholders.
Financial Performance in Fiscal Year 20241
I would like to start by congratulating the entire HF team on a strong finish to 2024. The results we achieved are a testament to all the hard work that's been put into executing our strategic plan. Despite the challenges we faced in 2024, our team delivered net revenue of $1.2 billion, an increase of 4.6% compared to 2023, and gross profit of $205.2 million, an increase of 0.6%. Additionally, our adjusted EBITDA grew $7.5 million to $42.0 million in 2024, representing 21.6% growth. These results reflect the discipline and dedication of our team and the resilience of our core operating model, both of which have allowed us to weather industry changes while continuing to deliver the quality service that defines our reputation in the marketplace.
Significant Progress on Our Strategic Transformation Plan
In the past year, we continued to execute upon our strategic transformation plan, further cementing HF Foods’ position as the premier food service company within the Asian foodservice market.
Our centralized purchasing program has made meaningful progress, particularly in the seafood category, and we're now expanding this initiative across other key product categories. A highlight of this effort is our cooking oil initiative, with our Kansas City facility now operational and all of our distribution centers having access to this capability. This vertical integration initiative, combined with our broader centralized purchasing strategy, enhances our operational efficiency and improves our long-term margin profile while strengthening our purchasing power.
We also made progress in our fleet and transportation initiatives, executing on a comprehensive fleet enhancement program that includes upgrading our delivery vehicle fleet and implementing sophisticated route optimization technology. These improvements drive meaningful cost efficiencies through shorter delivery routes and reduced drive times across our Southeast operations.
We made significant strides in our digital supply chain and warehouse management system implementation, successfully expanding our modern ERP platform to twelve of our fifteen sites, with full implementation on track for completion in 2025. This technological foundation will be instrumental in unlocking the full potential of our centralized purchasing capabilities.
Strategic investments in facility enhancements remain a key priority, including the ongoing renovation of our Charlotte distribution center set for completion in 2025. This modernized facility will serve as a cornerstone in our enhanced distribution network, enabling shorter delivery routes and reduced drive times across our Southeast operations. Together with our new Atlanta facility project, these investments will significantly expand our Southeast presence and create meaningful organic growth opportunities from a cross-selling perspective.
Addressing Tariffs
As you may know, the US has enacted new tariff policies with a vast majority of its trading partners recently. At HF Foods, the management team has been in close communication with our international vendors since January on how to navigate this dynamic change. While there will undoubtedly be some disruptions, I am encouraged by the openness and willingness of our vendors to work with us on minimizing the impact on HF Foods and ultimately, our customers. Many of our vendors have already agreed to absorb some of the tariffs. Even though there is some uncertainty about how long the tariffs will eventually last, I am confident that we will be able to effectively navigate this change like we have done in the past during the pandemic. Our agility and our customers’ ability to adjust is one of our biggest strengths. It is one of the key elements to our success.
Looking Ahead
Working under the framework of “One Team, One HF” – in 2025, we remain committed to the long-term vision of our plan and are actively expanding into high-growth channels such as specialty grocery and e-commerce to diversify our revenue streams. We're preparing to unveil our new e-commerce platform, which we believe represents a significant growth opportunity, particularly for next-generation restaurant operators. Our ability to execute on these initiatives while continuing to deliver financial results is a testament to the underlying strength of our core fundamentals.
Our vision at HF Foods is to bring people together through food in a space that has historically been underserved, and the enormous strides we have made on our plan in the past year have uniquely positioned us to capitalize on the substantial growth opportunities within the Asian foodservice sector and beyond. While 2025 is a year of strategic investment for HF, the forward momentum provided by the progress on our transformation plan will continue to drive us to deliver sustained value to our shareholders.
The fundamental drivers of our business—the growing demand for authentic Asian cuisine and our unique position as a nationwide specialty distributor—remain strong. We are methodically building the infrastructure, systems, and capabilities needed to fully capitalize on these opportunities. We are still in the early stages of our transformation journey. As we move forward, we will continue to identify and implement additional efficiency measures while maintaining our commitment to service excellence and sustainable growth.
It is an honor and a privilege to serve as your President and Chief Executive Officer. On behalf of our Board of Directors and our management team, I thank you for your continued support of HF Foods. The best is yet to come.

Sincerely yours,
/s/ Xi (Felix) Lin
President and Chief Executive Officer

_______________________
1 This paragraph contains non-GAAP financial measures. See page 45 in the accompanying proxy statement for a reconciliation of these non-GAAP measures to the corresponding GAAP results and an explanation of the adjustments that we have made in order to calculate these adjusted measures.

尊敬的股东们：

我很高兴欢迎大家参加HF Foods Group Inc.（“HF Foods” ）2025年度股东大会。谨代表董事会和管理团队，我很高兴向大家呈递本次会议的委托书声明，概述了关于股东投票事项的重要信息。

20241年财务表现 首先，我要祝贺HF团队在2024年取得了强劲的业绩。这些成果是我们执行战略计划过程中所有努力的见证。尽管在2024年我们面临了诸多挑战，但我们的团队依然实现了12亿美元的净收入，比2023年增长了4.6%；毛利润为2.052亿美元，增长了0.6%。此外，我们的调整后EBITDA（息税折旧摊销前利润）增长了750万美元，达到4200万美元，同比增长了21.6%。这些业绩反映了团队的纪律性和奉献精神，以及我们核心运营模式的韧性，这使我们能够应对行业变化，并持续提供在市场中定义我们声誉的优质服务。

战略转型计划的重大进展 过去一年，我们继续执行我们的战略转型计划，进一步巩固了HF Foods在亚洲餐饮市场中的领先地位。我们的集中采购计划取得了显著进展，尤其是在海鲜类别方面，目前我们正在将这一计划扩展到其他关键产品类别。此项努力的亮点之一是我们的食用油计划，堪萨斯州的工厂已投入运营，所有分销中心都可以使用这一能力。这一垂直整合计划，结合我们更广泛的集中采购战略，提升了我们的运营效率，改善了长期毛利率，同时增强了我们的采购能力。我们在车队和运输项目上也取得了进展，执行了一项全面的车队升级计划，包括升级我们的配送车辆并实施先进的路线优化技术。这些改进通过缩短配送路线和减少东南部运营的驾驶时间，实现了显著的成本效率提升。在数字化供应链和仓储管理系统的实施方面，我们也取得了重要进展，成功将现代化的企业资源规划（ERP）平台扩展到我们15个地点中的12个，预计将在2025年完成全面实施。这一技术基础将对充分释放我们集中采购能力的潜力至关重要。增强设施方面的战略投资仍然是我们的一项重点，包括正在进行中的夏洛特分销中心的翻新工作，计划在2025年完成。这一现代化的设施将成为我们增强分销网络的基石，帮助缩短配送路线和减少东南部运营的驾驶时间。与我们新的亚特兰大设施项目一起，这些投资将大大扩展我们在东南部的市场份额，并从交叉销售角度创造有意义的有机增长机会。

应对关税政策 如您所知，美国最近对大多数贸易伙伴实施了新的关税政策。自1月以来，HF Foods管理团队一直在与我们的国际供应商密切沟通，共同探讨如何在这一变化中找到应对之策。尽管会出现一些干扰，但我对我们的供应商在与我们合作、减少对HF Foods及最终客户影响方面的开放态度和合作精神感到鼓舞。许多供应商已经同意吸收部分关税。尽管我们不确定这些关税会持续多久，但我相信我们能够像在疫情期间一样，有效应对这一变化。我们的灵活性以及客户的适应能力是我们最大的优势之一，也是我们成功的关键因素之一。

展望未来 在“One Team, One HF”的框架下，2025年，我们将继续致力于我们计划的长期愿景，并积极扩展到专业杂货和电子商务等高增长渠道，拓展我们的收入来源。我们准备推出全新的电子商务平台，我们相信这代表了一个重要的增长机会，特别是对于下一代餐饮运营商。我们能够在继续交付财务成果的同时执行这些计划，证明了我们核心基础的强大实力。HF Foods的愿景是通过食品将人们团结在一起，尤其是在这一历史上曾被忽视的领域，过去一年我们在计划上的巨大进展使我们在把握亚洲餐饮行业及其他领域的巨大增长机会方面具有独特的优势。尽管2025年对HF而言是一个战略投资的年份，但我们在转型计划上取得的进展将继续推动我们为股东创造持续价值。我们业务的基本驱动因素——对正宗亚洲美食需求的增长，以及我们作为全国特色分销商的独特定位——依然强劲。我们正在逐步建设所需的基础设施、系统和能力，以充分利用这些机会。我们的转型之路仍处于初期阶段，随着我们不断前进，我们将继续识别并实施更多的效率提升措施，同时我们将始终坚持提供卓越服务和推动可持续增长的承诺。

能够担任贵公司的总裁兼首席执行官，是我的荣幸和责任。谨代表董事会和管理团队，感谢大家对HF Foods的持续支持。最好的时光还在前方。

此致敬礼，

/s/ Xi (Felix) Lin
总裁兼首席执行官

1 本段包含非 GAAP财务指标。有关这些非GAAP财务指标与相应GAAP结果的对账，以及我们为计算这些调整后指标所做的调整的说明，请参见附带委托书声明的第45页。
*This is a direct translation of the Letter from our President and CEO.

HF Foods Group Inc.
6325 South Rainbow Boulevard Suite 420
Las Vegas, NV 89118

PROXY STATEMENT
2025 Annual Meeting of Stockholders

The enclosed proxy is solicited by the Board of Directors of HF Foods Group Inc. (the “Company,” “we” or “us”) for use at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually on June 3, 2025, at 12:00 p.m., Eastern Time, and at any continuation, adjournment or postponement thereof.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who Can Attend and Vote

Only holders of our common stock, par value $0.0001 per share (“common stock”), of record at the close of business on April 7, 2025, the record date, are entitled to notice of and to vote at the Annual Meeting, and at any continuation(s), postponement(s) or adjournment(s) thereof. As of the record date, 52,737,650 shares of our common stock were issued and outstanding. Holders of our common stock are entitled to one vote per share for each proposal presented at the Annual Meeting. The common stock does not have cumulative voting rights.

How to Participate in the Annual Meeting

To participate in the virtual Annual Meeting, go to www.virtualshareholdermeeting.com/HFFG2025.

If you are a stockholder of record as of April 7, 2025, the record date for the Annual Meeting, you should click on “I have a login,” enter the control number found on your proxy card or Notice of Internet Availability of Proxy Materials you previously received.

Voting Your Shares

If you are a registered stockholder (i.e., you own your shares in your own name and not through a bank, broker or other nominee that holds shares for your account in “street name”), you may vote by proxy via the internet, by telephone or by mail. Follow the instructions provided on the proxy card to vote via the internet or by telephone, or mail your completed, dated and signed proxy card in the enclosed return envelope. Proxies submitted via the internet or by telephone must be received by 11:59 p.m. Eastern Time on June 2, 2025. Stockholders of record who attend the Annual Meeting may vote directly at the Annual Meeting via the Internet by following the instructions provided during the Annual Meeting.

If your shares are held in street name (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting will also be offered to stockholders owning shares through most banks and brokers. To vote during the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank or other nominee that holds your shares.

Applicable stock exchange rules restrict when brokers who are record holders of shares may exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are not permitted to vote on non-discretionary items such as director elections, executive compensation, and other significant matters absent instructions from the beneficial owner. As a result, if you are a street name stockholder, and you do not give voting instructions, the holder of record will not be permitted to vote your shares with respect to Proposal No. 1—Election of Directors or Proposal No. 3—Advisory Vote on Executive Compensation, and your shares will be considered “broker non-votes” with respect to these proposals. Although any broker non-votes would be counted as present at the Annual Meeting for purposes of determining a quorum, they will be treated as not entitled to vote with respect to each of Proposal Nos. 1 and 3. If you are a street name stockholder, and you do not give voting instructions, the record holder will only be entitled to vote your shares with respect to Proposal No. 2—Ratification of the Appointment of BDO USA, P.C. as our Independent Registered Public Accounting Firm for the year ending December 31, 2025, in its discretion.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the chairperson of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the internet should understand that there may be costs associated with electronic access. These charges include usage charges from internet access providers. The stockholder will bear the cost of these charges.

Procedural Matters

If you are a registered stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•By Internet. You may submit a proxy electronically by visiting www.voteproxy.com and following the on-screen instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you access the webpage).

•By Mail. You may submit a proxy by signing, dating and returning your proxy card in the provided pre-addressed envelope in accordance with the enclosed instructions. We encourage you to sign and return the proxy or voter instruction card even if you plan to attend the Annual Meeting so that your shares will be voted even if you are unable to attend.

•By Phone. You may call toll-free 1-800-690-6903 from any touch-tone phone and follow the instructions (have your proxy card or Notice of Internet Availability of Proxy Materials available when you call).

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet voting will also be offered to stockholders owning shares through most banks and brokers.

Quorum

The presence at the Annual Meeting in person, virtually or by proxy of holders of a majority of our common stock outstanding and entitled to vote at the Annual Meeting will constitute a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

Required Vote, Abstentions and Broker Non-Votes

Only stockholders of record at the close of business on April 7, 2025 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

•Directors will be elected by an affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. For each director nominee, you may vote “FOR,” “AGAINST” or “ABSTAIN”. Abstentions will have the same effect as a vote against the applicable director nominee in Proposal No. 1, and broker non-votes will have no effect on Proposal No. 1.

•Ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm will require the affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of BDO USA, P.C. as our independent registered public accounting firm. Abstentions will have the same effect as a vote against Proposal No. 2. We do not expect any broker non-votes in connection with respect to Proposal No. 2.

•Approval, on an advisory basis, of our executive compensation will require the affirmative vote of a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve, on an advisory basis, our executive compensation. Abstentions will have the same effect as a vote against Proposal No. 3 and broker non-votes will have no effect on Proposal No. 3.

An “ABSTAIN” vote represents a stockholder’s affirmative choice to decline to vote on a proposal. Given the requirement in our bylaws that a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on a proposal vote in favor of such proposal, an abstention on any proposal will have the same effect as a vote against that proposal.

Generally, “broker non-votes” occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, without instructions from the beneficial owner of those shares. As a result, we do not expect any broker non-votes in connection with the ratification of our independent registered public accounting firm. However, a broker is not entitled to vote shares held for a beneficial owner on proposals such as director elections, executive compensation, and other significant matters absent instructions from the beneficial owner. Accordingly, while broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting, broker non-votes will not be treated as shares entitled to vote on any such non-routine proposal and therefore will have no effect on the outcome of such proposal.

Default Voting

A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•“FOR” the election of the five persons named in this proxy statement as the board’s nominees for election as directors;
•“FOR” the ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm for the year ending December 31, 2025; and
•“FOR” the approval, on an advisory basis, of our executive compensation.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy, and it is the intention of the persons named on the proxy to vote the shares represented thereby on those matters in accordance with their best judgment. The board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

How to Revoke Your Proxy

Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. The proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by electing to vote by telephone or internet. The mere presence at the Annual Meeting of the person appointing a proxy does not, however, revoke the appointment. If your shares are held in “street name” through a bank, broker or other nominee, any changes need to be made through them. Your last vote will be the vote that is counted.

Expenses of Solicitation

We will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of the Notice of Annual Meeting of Stockholders, proxy statement and the related materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, e-mail, facsimile or other means, without additional compensation.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our headquarters located at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118 beginning May 24, 2025, ten days prior to the Annual Meeting of Stockholders, during normal business hours for examination by any stockholder registered on our stock ledger as of the record date for any purpose germane to the Annual Meeting.

Householding/Delivery of Documents to Stockholders

The Securities and Exchange Commission (“SEC”) rules permit registrants to adopt a procedure called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one set of proxy materials, unless one or more of these stockholders notifies the registrant that they wish to continue receiving individual sets. This procedure reduces printing costs and postage fees incurred by the registrant.

We have not adopted this householding procedure with respect to our record holders; however, a number of brokerage firms have instituted householding which may impact certain beneficial owners of our common stock. If your family has multiple accounts by which you hold common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy materials, or wish to revoke your decision to household, and thereby receive multiple sets. Those options are available to you at any time.

Beginning on or around April 24, 2025, we will mail to our stockholders our Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2024, which includes our audited consolidated financial statements, together with these proxy materials.

PRINCIPAL STOCKHOLDERS
Common Stock
The following table sets forth, as of April 7, 2025, information with respect to the securities holdings of all persons that we, pursuant to filings with the SEC and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than 5% of our common stock. The following table also sets forth, as of such date, the beneficial ownership of our common stock by (i) each director and each person nominated for election as a director, (ii) each named executive officer (“NEO”), and (iii) all of our current executive officers and directors as a group.
The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Exchange Act and, in accordance therewith, include all shares of our common stock that may be acquired by such beneficial owners within 60 days of April 7, 2025 upon the exercise or conversion of any options, warrants or other convertible securities. This table has been prepared based on 52,737,650 shares of common stock outstanding as of April 7, 2025.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Named Executive Officers, Directors and Director Nominees:
Xiao Mou “Peter” Zhang (2)	3,302,131	6%
Xi “Felix” Lin (3)	304,349	*
Cindy Yao (4)	54,817	*
Christine Chang (5)	193,105	*
Lisa Lim	9,709	*
Maria Ross	9,709	*
Dr. Yujie Wang (6)	9,709	*
Charlotte Westfall	9,709	*
Richard Diaz	—	*
All current directors and executives officers as a group (8 individuals)	3,893,238	7%
Five Percent Holders:
Zhou Min Ni (7)(8)(9)	3,555,673	7%
Irrevocable Trust for Raymond Ni (8)	5,591,553	11%
*    Less than one percent.
(1)Unless otherwise indicated, the address of each beneficial owner is c/o HF Foods Group Inc., 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118.
(2)Includes (i) 2,884,411 shares of common stock, of which 299,328 shares of common stock were granted as compensation under the 2018 Omnibus Equity Incentive Plan (the “2018 Plan”), and (ii) 417,720 shares of common stock are held indirectly by Mr. Zhang’s spouse. Does not include 249,680 unvested RSUs that were forfeited upon Mr. Zhang’s departure from his role as Chief Executive Officer of the Company effective October 24, 2024. Mr. Zhang departed his role as Chief Executive Officer effective October 24, 2024. Mr. Zhang currently serves as a director of the Company and is not standing for re-election at the Annual Meeting.
(3)Includes (i) 274,057 shares of common stock, of which 261,557 shares of common stock were granted as compensation under the 2018 Plan and (ii) 30,292 shares underlying performance restricted stock units that are scheduled to vest within 60 days of April 7, 2025.
(4)Includes 54,817 shares of common stock, of which 52,817 shares of common stock were granted as compensation under the 2018 Plan.
(5)Includes (i) 193,105 shares of common stock, of which 166,091 shares of common stock were granted as compensation under the 2018 Plan and (ii) 19,053 shares underlying performance restricted stock units that are scheduled to vest within 60 days of April 7, 2025.
(6)Dr. Wang currently serves as a director of the Company and is not standing for re-election at the Annual Meeting.
(7)The information regarding the 3,555,673 shares beneficially owned by Zhou Min Ni is based on a Schedule 13D/A filed with the SEC by Zhou Min Ni on December 22, 2023 (the “Zhou Min Ni Schedule 13D”). The business address for Zhou Min Ni is 6001 West Market Street, Greensboro, NC 27409.
(8)The information regarding the shares beneficially owned by the Irrevocable Trust for Raymond Ni (the “Raymond Ni Trust”) is based on a Schedule 13D/A filed with the SEC by the Raymond Ni Trust on May 15, 2023 (the “Raymond Ni Trust Schedule 13D)”. Raymond Ni is Zhou Min Ni’s son. As disclosed in the Raymond Ni Trust Schedule 13D, Fai Lam is the trustee for the Raymond Ni Trust and the Raymond Ni Trust has voting and dispositive power over the shares held by the Raymond Ni Trust. In the Zhou Min Ni Form 4 filed on July 12, 2021 (the “Zhou Min Ni Form 4”), Zhou Min Ni disclaimed beneficial ownership over the shares held by the Raymond Ni Trust. The address for the Raymond Ni Trust is 6001 West Market Street, Greensboro, NC 27409.
(9)According to the Zhou Min Ni Form 4, trusts established by Zhou Min Ni for the benefit of his daughters, Amanda Ni, Ivy Ni and Tina Ni hold 798,793 shares, 798,793 shares and 683,793 shares respectively and 2,281,379 shares in the aggregate. In the Zhou Min Ni Form 4, Zhou Min Ni disclaimed beneficial ownership over the shares owned by the trusts established by him for the benefit of Amanda, Ivy and Tina Ni.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide that the Board of Directors shall consist of one or more members. The exact number of directors shall be fixed by and may be changed from time to time by resolution of the Board of Directors. The Board of Directors adopted a resolution on December 13, 2021, to provide that there shall be a total of five (5) directors, who shall hold office until each such director’s successor is elected and qualified, or until such director’s earlier resignation or removal.

Our Board of Directors currently consists of five directors: Lisa Lim, Maria Ross, Dr. Yujie Wang, Charlotte Westfall and Xiao Mou “Peter” Zhang. Dr. Wang and Mr. Zhang will not be standing for re-election at the Annual Meeting.

The Nominating and Governance Committee (“Nominating Committee”) of the Board of Directors has unanimously recommended Xi “Felix” Lin, Richard Diaz, Lisa Lim, Maria Ross and Charlotte Westfall as nominees to our Board of Directors. If elected at the Annual Meeting, each of the nominees would serve until the 2026 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.

The nominees have consented to being nominated and have expressed their intention to serve if elected. We have no reason to believe that the nominees will be unable to serve if elected to office and, to our knowledge, the nominees intend to serve the entire term for which election is sought. In the event any of the nominees should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board of Directors may elect to reduce its size. Only the nominees or substitute nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting. There are no arrangements or understandings between any director, or nominee for directorship, pursuant to which such director or nominee was selected as a director or nominee. There are no family relationships between any director, executive officer, or nominee for director of the Company.

Nominees for Board of Directors

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: procurement and distribution of food and related products, particularly those used by Chinese restaurants; delivery and logistics; customer service; restaurant industry management; technology and automation; accounting and finance; strategic planning; human resources and development practices; and board practices of other corporations. We believe that our current board members possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each board member below. No director or nominee for director of the Company is also a director of a company having a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

The principal occupation, business experience for at least the past five years, and the age as of April 24, 2025, of each director nominee is included below.

The Company’s director nominees are as follows:

Name	Age	Current Positions
Xi “Felix” Lin	36	President, Chief Executive Officer and Director Nominee
Richard Diaz	50	Independent Director Nominee
Lisa Lim	63	Independent Director
Maria Ross	58	Independent Director
Charlotte Westfall	52	Lead Independent Director

Xi “Felix” Lin was appointed to serve as Chief Executive Officer, effective January 1, 2025, and has served as President since February 12, 2024. Mr. Lin previously served as Chief Operating Officer of the Company from May 1, 2022 to January 1,

2025. Mr. Lin also previously served as an independent director of HF Foods from November 2019 to April 2022. Mr. Lin worked in a number of positions at Blue Bird Corporation (NASDAQ: BLBD) from 2010 until his resignation on April 1, 2022. Prior to his resignation, he was Vice President, with responsibility for compliance, human resources, government relations, corporate training, strategic relationships, and supply chain M&A. He also held various other leadership positions within Blue Bird Corporation in the Manufacturing Operations and Supply Chain Departments from 2015 to 2016, the Finance and Accounting Department in 2011 and from 2013 to 2015, and the International Business Development and M&A Departments in 2012. Mr. Lin received his B.A. in Accounting and Finance from the Eugene Stetson School of Business and Economics at Mercer University in Georgia, a Master’s degree in Accountancy from the J. Whitney Bunting College of Business at Georgia College and State University in Georgia, and a Master’s degree in Business Administration from the University of North Carolina at Chapel Hill.

Richard Diaz has nearly 30 years of human capital expertise to go along with a robust foundation in manufacturing, production, food and distribution sectors. As President and CEO of Advanced Resources, Mr. Diaz has driven the firm to national recognition, establishing best practices in consulting that elevate client people strategies and drive measurable return on investment. Under Mr. Diaz’s leadership, Advanced Resources has earned industry accolades, consistently achieving Best of Staffing awards for client and consultant satisfaction. Mr. Diaz has held leadership roles across private, publicly traded and private equity backed companies. These experiences have equipped Mr. Diaz with insights into governance, shareholder value and strategic growth in complex corporate environments. His people first philosophy has bridged talent gaps and fostered growth in both established and emerging companies, positioning him as a vital strategic advisor. Mr. Diaz’s community commitment further amplifies his impact, demonstrated through initiatives with the Chicago Public Library and advisory roles for startups. His diverse background combined with a dedication to ethical leadership makes him an invaluable asset for organizations in food distribution and related industries.

Lisa Lim is a CPA in the State of New York and retired senior partner of Ernst & Young LLP (EY). Ms. Lim has over 35 years of experience across accounting, finance, compliance, risk and crisis management, supply chain, strategic business development, talent management and corporate governance. Ms. Lim successfully advised Fortune 100 and high growth companies in building global enterprises and is recognized for her leadership in developing EY's market leading businesses in strategic market expansion and supply chain. She holds an MBA from Northwestern University's Kellogg School of Management and a BA in Economics from De La Salle University. Ms. Lim completed NACD's Directorship Certificate and CERT Certificate in Cyber Risk Oversight. Ms. Lim attended Harvard Business School's program on Audit Committees in a New Era of Governance. An accomplished speaker at board events, Ms. Lim is a member of G100 BoardExcellence, NACD and Extraordinary Women on Boards (EWOB). She also dedicates her time to non-for-profit boards, including The Serica Initiative and the NY board of All Stars Project Inc.

Maria Ross is a supply chain executive with over 30 years of experience across diverse industries, including retail, grocer, and manufacturing. She has held significant leadership roles in logistics and supply chain functions at prominent organizations such as The Home Depot, The Fresh Market, BJ’s Wholesale club and Nike. Maria has been responsible for the development and execution of strategic initiatives requiring her to work closely with cross-functional senior leadership teams, including C-Suite executives. Transformational initiatives included organizational transformations, margin enhancement projects and logistics system implementations. Throughout her career, she has consistently demonstrated a strong ability to navigate organization of various sizes, with her expertise impacting companies ranging from $2B to $157B in revenue. Maria has been a key leader in operational execution, P&L management and leadership development.

Charlotte Westfall has been a business attorney based in the San Francisco Bay Area for nearly 20 years. Ms. Westfall is currently a corporate partner in a US-based boutique international law firm. Her practice focuses on capital markets, public company advisory services and mergers & acquisitions. Ms. Westfall advises issuers, underwriters and investors in public and private securities offerings, including IPOs, SPACs, follow-on and secondary public offerings, shelf registrations, PIPE transactions, convertible debt and debt securities. She also serves as principal corporate governance and securities counsel for both US and non-US public companies on SEC and corporate governance issues. Ms. Westfall also serves as an outside general counsel for a global cold chain technology company and sits on the board of advisors for several Silicon Valley startups. As a board advisor, Ms. Westfall advises companies on corporate branding, market entry strategy, financing and exit strategy and risk management. Ms. Westfall previously worked for two US full-service global law firms. Prior to becoming a corporate attorney, Ms. Westfall was a commercial litigator focused on antitrust class actions involved with several multinational high-technology companies. Ms. Westfall received her Juris Doctorate from the University of San Francisco School of Law.

Required Vote

Approval of the election of each director nominee requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. This means that each nominee who receives “For” votes representing a majority of the shares present in person, virtually or represented by proxy at the Annual Meeting and entitled to vote on this proposal will be elected. Accordingly, “Abstain” votes will have the same effect as a vote against the applicable director nominee. Broker non-votes are not treated as entitled to vote on this proposal, and accordingly will have no effect on the outcome of the vote on the proposal.

The Board of Directors unanimously recommends a vote “FOR” each of the director nominees.

EXECUTIVE OFFICERS

The following sets forth information regarding our executive officers as of April 24, 2025:

Name	Age	Positions
Xi “Felix” Lin	36	President and Chief Executive Officer
Cindy Yao	58	Chief Financial Officer
Christine Chang	42	Chief Compliance Officer and General Counsel

Xi “Felix” Lin - Please refer to the biographical information listed above in the “Nominees for Board of Directors” section.

Cindy Yao has served as Chief Financial Officer since May 1, 2024. Ms. Yao joins HF Foods with over three decades of Finance and Accounting leadership experience. For the past 10 years, Ms. Yao served as Chief Financial Officer and Executive Vice President for Markel Food Group, a company providing high-quality, innovative automated process solutions, consulting services and technical support to food producers. Prior to that, from 2002 to 2013, Ms. Yao served as Vice President and Corporate Treasurer for Bausch + Lomb Corporation (NYSE: BLCO), an eye health company with $4.8 billion in annual revenue. Ms. Yao also served in various Finance and Accounting leadership roles with Corning Incorporated (NYSE: GLW), Eastman Kodak Company (NYSE: KODK), and Coopers & Lybrand LLP, (now part of PwC) prior to 2002. Ms. Yao holds a Master’s degree in Accounting from the Virginia Polytechnic Institute and State University and an Executive Master’s degree in Business Administration from the Simon Business School of the University of Rochester.

Christine Chang has served as General Counsel and Chief Compliance Officer since September 8, 2021. Ms. Chang previously served as Vice President - Legal Affairs, Labor Relations and Litigation for Boyd Gaming Corp. (NYSE: BYD). From 2014 through August 2020, she served in various capacities as Corporate Counsel, Litigation, Senior Corporate Counsel, Litigation, and Vice President and Chief Counsel, Litigation, for Caesars Entertainment, Inc. (NASDAQ: CZR). Ms. Chang also served as an associate at the law firm of Dentons LLP, from 2008 to 2013. Ms. Chang holds a Bachelor of Arts in Rhetoric from the University of California and a Juris Doctorate from Columbia University.

There are no arrangements or understandings between any executive officer pursuant to which such officer was selected as an executive officer.

CORPORATE GOVERNANCE

Director Independence

As required under the Nasdaq Capital Market listing rules (“Listing Rules”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors considered certain relationships between our directors and us when determining each director’s status as an “independent director” under Rule 5605(a)(2) of the Listing Rules. Based upon such definition and SEC regulations, we have determined that Charlotte Westfall, Lisa Lim, Maria Ross, and Dr. Yujie Wang are “independent” under the Listing Rules. We have also determined that director nominee Richard Diaz will be “independent” under the Listing Rules if elected to the Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Pursuant to our Bylaws, the Board of Directors may appoint a chairperson of the Board of Directors (“Chairperson”) by a majority vote of its members. Our corporate governance guidelines currently provide that the roles of Chief Executive Officer and Chairperson shall at all times be occupied by separate individuals. Currently, Mr. Lin serves as our Chief Executive Officer, and the Board of Directors does not have a Chairperson. The Board of Directors assesses these roles and the board leadership structure to ensure the interests of the Company and its stockholders are best served.

Pursuant to our corporate governance guidelines, the Board of Directors may elect by a majority vote of its members, an independent director to serve as the Board’s lead independent director. Charlotte Westfall is the Lead Independent Director of our Board of Directors. As Lead Independent Director, Ms. Westfall coordinates the activities of the other independent directors and performs such other duties and responsibilities as the Board of Directors may determine. Our corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing us and the options for their mitigation. This responsibility is largely satisfied by the Audit Committee of our Board of Directors (the “Audit Committee”), which is responsible for reviewing and discussing with management and our independent registered public accounting firm our major risk exposures and the policies management has implemented to monitor such exposures, including our financial risk exposures and risk management policies. We believe that the leadership structure of our Board provides appropriate risk oversight of our activities.

Insider Trading Policy

We have adopted an insider trading policy that governs the purchase, sale, and/or other disposition of our securities and is applicable to our directors, officers, employees, and other covered persons. We believe our insider trading policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and listing standards applicable to the Company. While the Company does not have a formal hedging policy, the Company’s insider trading policy prohibits the purchase or sale of puts, calls, options, or other derivative securities based on the Company’s securities. Directors and executive officers may not margin or make any offer to margin any of the Company’s securities as collateral to purchase the Company’s securities or the securities of any other issuer. Directors and executive officers may, however, use the Company’s securities they beneficially own as collateral for a bona fide loan. A copy of our insider trading policy is filed as Exhibit 19.1 to our most recent Annual Report on Form 10-K.

Committees of the Board of Directors
Audit Committee
Our Audit Committee is currently comprised of Lisa Lim (Chair), Charlotte Westfall, Maria Ross, and Dr. Yujie Wang, all of whom meet the independence standards for purposes of serving on an audit committee under the Listing Rules and the Exchange Act. Our Audit Committee (i) assists the Board of Directors in its oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, and corporate policies and controls, (ii) has the sole authority to retain and terminate our independent registered public accounting firm, approve all auditing services and related fees and the terms thereof, and pre-approve any non-audit services to be rendered by our independent registered public accounting firm, and (iii) is responsible for confirming the independence and objectivity of our independent registered public accounting firm. Our independent registered public accounting firm has unrestricted access to our Audit Committee. Our Board of Directors has determined that Lisa Lim qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Our Audit Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com. The Audit Committee held ten (10) meetings during the year ended December 31, 2024.

Compensation Committee
The Compensation Committee of our Board of Directors (the “Compensation Committee”) is comprised of Maria Ross (Chair), Charlotte Westfall, and Dr. Yujie Wang, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. The Compensation Committee’s duties include overseeing our overall compensation philosophy, policies and programs. This includes reviewing and analyzing the design and function of our various compensation components, establishing salaries, incentives and other forms of compensation for officers and non-employee directors, and administering our equity incentive plan. In fulfilling its responsibilities, the Compensation Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee.

Our Compensation Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Compensation Committee held seven (7) meetings during the year ended December 31, 2024.

Nominating and Governance Committee
Our Nominating Committee is comprised of Charlotte Westfall (Chair), Lisa Lim, and Maria Ross, all of whom currently meet the independence standards under the Listing Rules and the Exchange Act. The Nominating Committee's duties include overseeing director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders), and seeking director candidates when vacancies emerge. Our stockholders that wish to nominate a director for election to the Board of Directors should follow the procedures set forth below under the caption “Stockholder Recommendations for Nominations to the Board of Directors”.

Our Nominating Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Nominating Committee held six (6) meetings during the year ended December 31, 2024.

Special Transactions Review Committee
Our Special Transactions Review Committee (“Special Transactions Committee”) is comprised of Dr. Yujie Wang (Chair), Charlotte Westfall, and Lisa Lim, all of whom currently meet the independence standards under the Listing Rules and the

Exchange Act. The Special Transactions Committee’s duties include evaluating transactions in which other directors, members of management or significant stockholders may be interested parties.

Our Special Transactions Committee operates under a written charter that is reviewed annually. The charter is available at https://hffoodsgroup.com/committee-composition/. The Special Transactions Committee held two (2) meetings during the year ended December 31, 2024.
Considerations in Evaluating Director Nominees
In selecting nominees for director, without regard to the source of the recommendation, our Nominating Committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our Nominating Committee may consider, among other things, the current size and composition of our Board of Directors, the needs of our Board of Directors, and the respective committees of our Board of Directors. Some of the qualifications that may be considered include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, leadership skills, potential conflicts of interest, and other commitments. Director candidates must have sufficient time available, in the judgment of our Nominating Committee, to perform all Board of Director and committee responsibilities. In addition, our Nominating Committee considers all applicable statutory and regulatory requirements and the requirements of any exchange upon which our common stock is listed or to which it may apply in the foreseeable future.

Although our Board of Directors does not maintain a specific policy with respect to board diversity, we believe that our Board of Directors should be a diverse body, and our Nominating Committee considers a broad range of backgrounds and experiences in reviewing candidates for nomination to the Board of Directors. In making determinations regarding nominations of directors, our Nominating Committee may take into account the benefits of diverse viewpoints and other related factors as it oversees the annual Board of Director and committee evaluations. After completing its review and evaluation of director candidates, our Nominating Committee recommends to our full Board of Directors the director nominees for selection.
Director Attendance

During 2024, the Board of Directors held fifteen (15) meetings. The attendance rate of our directors was 87% of all meetings of the Board of Directors and 100% for any committees on which such director was a member.

Although we do not have a specific director attendance policy, directors are encouraged to attend the annual meetings of stockholders. 100% of our directors attended our 2024 annual meeting of stockholders.

Code of Conduct and Ethics

We have adopted a Code of Conduct and Business Ethics (the “Code”) that applies to our directors, officers and employees. The Code is designed to deter wrongdoing and promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications; (iii) compliance with applicable governmental laws, rules, and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the Code. We have adopted and maintain a Supplier Code of Conduct that sets forth standards of ethical business conduct and provides guidance applicable to our suppliers, vendors, and other third-party providers of goods and services. Copies of the Code and our Supplier Code of Conduct are available on our official website at https://hffoodsgroup.com. We intend to disclose any amendments or waivers of the Code on our website within four (4) business days.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

The Company makes regular purchases from and sales to various related parties. Related party affiliations were attributed to transactions conducted between the Company and those business entities partially or wholly owned by the Company, the Company’s officers and/or shareholders who owned no less than 10% shareholdings of the Company.

Mr. Xiao Mou Zhang (“Mr. Zhang”), the former Chief Executive Officer through October 24, 2024 and current Director on the board of directors of the Company, and certain of his immediate family members have ownership interests in various related parties involved in (i) the distribution of food and related products to restaurants and other retailers and (ii) the supply of fresh food, frozen food, and packaging supplies to distributors. Mr. Zhang does not have any involvement in negotiations with any of the above-mentioned related parties.

Effective October 24, 2024, Mr. Zhang departed from his role as Chief Executive Officer of the Company. In connection with Mr. Zhang’s departure, the Company entered into a Severance Agreement and General Release (the “Severance Agreement”) with Mr. Zhang on November 21, 2024. Pursuant to the Severance Agreement, which includes a general release of claims by Mr. Zhang against the Company, Mr. Zhang will be entitled to receive standard severance benefits provided to a Chief Executive Officer under the Company’s Amended and Restated Severance Plan, which consists of payment of base salary multiplied by two, totaling $1.35 million, and payment of COBRA premiums, for up to 12 months. The severance expenses were recorded in distribution, selling, and administrative expense in the consolidated statement of operations and both accrued expenses and other liabilities and other long-term liabilities in the consolidated balance sheet.

As disclosed in “Principal Stockholders,” the Company believes that Mr. Zhou Min Ni, the Company’s former Co-Chief Executive Officer, together with various trusts for the benefit of Mr. Ni's four children, are collectively the beneficial owners of more than 10% of the Company’s outstanding shares of common stock, and he and certain of his immediate family members have ownership interests in Related Parties involved in (i) the distribution of food and related products to restaurants and other retailers and (ii) the supply of fresh food, frozen food, and packaging supplies to distributors.

The Company purchases products from and sells products to some of these Related Parties which at times also involve making advance payments to, or receiving advance payments from, these Related Parties. Prices paid for these goods are based on the prices published by the particular Related Party. The Company also leased to a Related Party, a warehouse and distribution facility near Savannah, Georgia, which promotes a relationship that helps the Company source a reliable supply of fresh and frozen seafood. The Company also leases from a Related Party its warehouse and distribution facility in Atlanta, Georgia, which enables the Company’s operations in that market. The Company has also made loans to certain Related Parties.

The Company makes regular purchases from and sales to various related parties. Related Party affiliations were attributed to transactions conducted between the Company and those business entities partially or wholly owned by Company officers. Management believes that the prices paid to these Related Parties as well as the level of service, reliability, delivery terms, and historical performance of these Related Parties are substantially equivalent to, or more advantageous than, prices and terms the Company would receive in arm’s length transactions from third parties that have no relationship with the Company and are capable of providing the same level of service. The Related Party affiliations, including the bona fides and fairness of certain transactions with related parties, are among the issues that were scrutinized as part of an internal investigation that has now concluded.

The Related Party transactions as of December 31, 2024, and for the year ended December 31, 2024, are identified as follows:

Related Party Sales, Purchases, and Lease Agreements

Purchases

Below is a summary of purchases of goods and services from Related Parties recorded for the year ended December 31, 2024:

			Year Ended December 31,
	(In thousands)	Nature	2024
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	Trade	$5,055
(b)	Ocean Pacific Seafood Group, Inc.	Trade	257
(c)	Asahi Food, Inc.	Trade	97
(b)	Rainfield Ranches, LP	Trade	186
	Total		$5,595
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.
(b)Mr. Zhou Min Ni owns an equity interest in this entity.
(c)The Company, through its subsidiary Mountain Food, LLC, owns an equity interest in this entity.

Sales

Below is a summary of sales to Related Parties recorded for the year ended December 31, 2024:

		Year Ended December 31,
	(In thousands)	2024
(a)	ABC Food Trading, LLC	$1,916
(b)	Asahi Food, Inc.	565
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	1,016
(c)	First Choice Seafood, Inc.	29
(c)	Fortune One Foods, Inc.	215
	Total	$3,741
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.
(b)The Company, through its subsidiary Mountain Food, LLC, owns an equity interest in this entity.
(c)Mr. Zhou Min Ni owns an equity interest in this entity indirectly through its parent company.

Lease Agreements

The Company leases various facilities to Related Parties.

In 2020, the Company renewed a warehouse lease from Yoan Chang Trading Inc. under an operating lease agreement which expired on December 31, 2020. In February 2021, the Company executed a new five-year operating lease agreement with Yoan Chang Trading Inc., effective January 1, 2021, and expiring on December 31, 2025. Rent expense was $0.3 million for the year ended December 31, 2024.

Beginning 2014, the Company leased a warehouse to Asahi Food, Inc. under a commercial lease agreement which was rescinded March 1, 2020. A new commercial lease agreement for a period of one year was entered into, expiring February 28, 2021, with a total of four renewal periods with each term being one year. The lease term was extended by an addendum dated September 1, 2023 which extended the lease through September 1, 2025. Rental income was $0.1 million for the year ended December 31, 2024.

Related Party Balances

Accounts Receivable - Related Parties, Net

Below is a summary of accounts receivable with Related Parties recorded as of December 31, 2024:

	(In thousands)	December 31, 2024
(a)	ABC Food Trading, LLC	$155
(b)	Asahi Food, Inc.	84
	Total	$239
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.
(b)The Company, through its subsidiary Mountain Food, LLC, owns an equity interest in this entity.

All accounts receivable from these related parties are current and considered fully collectible.

Line of Credit Note - Related Parties

The Company issued a $51,000 line of credit note to Asahi Food, Inc. on November 1, 2024, which is outstanding at December 31, 2024. Interest shall accrue at a rate of 7.25% per annum with monthly payments of interest only due beginning December 1, 2024 and continuing through the first day of each calendar month until the maturity date of October 31, 2025. Interest income was $308 for the year ended December 31, 2024

Accounts Payable - Related Parties

All the accounts payable to Related Parties are payable upon demand without interest. Below is a summary of accounts payable with related parties recorded as of December 31, 2024:

	(In thousands)	December 31, 2024
(a)	Conexus Food Solutions (formerly known as Best Food Services, LLC)	$35
(b)	Ocean Pacific Seafood Group, Inc.	2
(b)	Rainfield Ranches, LP	15
	Total	$52
_______________
(a)An equity interest is held by three Irrevocable Trusts for the benefit of Mr. Zhang's children.
(b)Mr. Zhou Min Ni owns an equity interest in this entity.

Employment Matters
Jamie Lam, Mr. Zhou Min Ni’s sister-in-law, has been employed by the Company since 2019, currently in the role of General Manager of the Company’s Ocala, Florida, Greensboro, North Carolina, and Atlanta, Georgia distribution centers. In 2024, Ms. Lam earned total cash and non-cash compensation of $728,761. Billy Zhang, the brother of our director Mr. Peter Zhang, is the manager of Min Food, Inc., a subsidiary of the Company, and has held this role since December 15, 2015. In 2024, Mr. Billy Zhang earned total cash and non-cash compensation of $164,149.

Procedures with Respect to Review and Approval of Related Party Transactions
The Special Transactions Committee of our Board of Directors is responsible for assisting our Board of Directors in the oversight, monitoring, and advance written approval of transactions between the Company (including any of its subsidiaries) and Related Parties (as defined in Item 404 of Regulation S-K) or any entities in which a Related Party has a direct or indirect material interest. Under the Special Transactions Committee Charter, and consistent with NASDAQ rules, the Special Transactions Committee has adopted written transaction policies and procedures relating to approval or ratification of transactions with Related Parties. Our management, internal auditors, and legal counsel are obligated to report at the earliest practicable time the proposal or negotiation of, and all material information related to, every such transaction directly to the Special Transactions Committee for its review. In accordance with these policies and procedures, the Special Transactions Committee determines whether a related person has a material interest in a transaction. Following such determination, the Special Transaction Committee has the sole discretion to approve the execution and delivery by the Company, or any subsidiary of the Company, of any agreement or instrument which comprises, memorializes or is ancillary to any such Related Party transaction.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis (“CD&A”) sets forth the Company’s executive compensation philosophy, practices and decisions for the fiscal year 2024 for its named executive officers (“NEOs”) listed below and included in the Summary Compensation Table.

Name	Positions Held with the Company During 2024
Xiao Mou “Peter” Zhang	Former Chief Executive Officer (1)
Xi “Felix” Lin	President and Chief Operating Officer, Interim Chief Financial Officer, Interim Chief Executive Officer (2)
Carlos Rodriguez	Former Chief Financial Officer (3)
Cindy Yao	Chief Financial Officer (4)
Christine Chang	General Counsel and Chief Compliance Officer
(1)     On October 24, 2024, the Company terminated Mr. Zhang as Chief Executive Officer of the Company, without cause, effective immediately. Mr. Zhang’s termination is not due to any disagreement with the Company regarding its financial reporting, policies or practices. Mr. Zhang currently serves as a director on the Board of Directors and is not standing for re-election at the Annual Meeting.
(2)     Mr. Lin served as Chief Operating Officer from May 1, 2022 to December 31, 2024. On February 9, 2024, the Company appointed Mr. Lin as President effective February 12, 2024. Mr. Lin also served as the Company’s Interim Chief Financial Officer from February 12, 2024 until Ms. Yao’s appointment as Chief Financial Officer on May 1, 2024. On October 24, 2024, Mr. Lin was appointed to serve as Interim Chief Executive Officer, and continued to serve as the Company’s Chief Operating Officer and President through December 31, 2024. On December 17, 2024, the Company appointed Mr. Lin to serve as President and Chief Executive Officer, effective January 1, 2025.
(3)     Mr. Rodriguez served in this role until taking a leave of absence for personal reasons effective February 12, 2024; Mr. Rodriguez subsequently departed the Company on April 8, 2024.
(4)     On April 22, 2024, the Company entered into an offer letter with Ms. Yao to serve as the Company’s Chief Financial Officer effective May 1, 2024.

In addition to the CD&A, the compensation and benefits provided to our NEOs in 2024 are set forth below in the Summary Compensation Table and other tables that follow this CD&A, as well as in the footnotes and narrative material that accompany those tables.

Executive Summary

The Company’s compensation program is designed to attract, retain, and motivate talented executives who contribute to the company's long-term success and stockholder value. Key highlights of our compensation program for fiscal year 2024 include:
•Alignment with Performance: Compensation is tied to performance, with a significant portion of executive pay being variable and performance based.

•Pay-for-Performance: The Company emphasizes a pay-for-performance philosophy, where compensation is directly linked to the achievement of strategic objectives and financial performance metrics.
•Competitive Compensation: In 2024, the Compensation Committee retained the services of an independent compensation consultant to ensure that compensation levels are competitive in attracting and retaining top talent.

Accomplishments and Challenges for 2024 and First Quarter of 2025

In fiscal year 2024, we continued to execute upon our strategic transformation plan, making significant strides in our centralized purchasing program, particularly in the seafood category, as well as our fleet and transportation initiatives. Our digital supply chain and warehouse management system implementation is also proceeding apace, and we are on track to complete full implementation of our modern ERP platform by the end of 2025.

In fiscal year 2024, net revenue was $1,201.7 million in 2024, compared to $1,148.5 million in 2023, an increase of $53.2 million, or 4.6%. This increase was primarily attributable to volume growth associated with new wholesale accounts, case count growth, product cost inflation and improved pricing in certain categories, partially offset by the $13.3 million loss in revenue from the exit of our chicken processing businesses during the second half of 2023. Gross profit was $205.2 million in 2024 compared to $204.0 million in 2023, an increase of $1.2 million, or 0.6%. The increase was primarily attributable to increased net revenue partially offset by increased costs. Gross profit margin of 17.1% for 2024 decreased from 17.8% in the prior year.

Executive Compensation Philosophy

The Company is committed to maintaining a compensation program that aligns with corporate values, promotes stockholder interests, and drives long-term sustainable growth. The Company’s compensation philosophy is guided by the following key principles:
•Performance Alignment: We believe in linking executive compensation directly to the Company's performance and strategic objectives. Compensation is tied to both short-term and long-term performance metrics, ensuring that executives are incentivized to achieve results that drive stockholder value creation and support the Company’s strategic goals.
•Pay-for-Performance: Our compensation program emphasizes a pay-for-performance philosophy, where executive pay is directly tied to individual and Company performance. We believe that executives should be rewarded based on their contributions to the Company's success, with a significant portion of compensation being variable and performance based.
•Competitive Compensation: We strive to offer competitive compensation packages to attract and retain top executive talent within our industry. To develop 2024 compensation levels, compensation levels were benchmarked in late 2023 against industry peers and relevant market data to ensure that our executives are fairly compensated relative to their peers and industry standards.
•Stockholder Alignment: We are committed to aligning executive compensation practices with the interests of our stockholders. We believe that executive pay should be transparent, reasonable, and aligned with stockholder value creation, promoting accountability and responsible governance.
•Governance and Oversight: The Compensation Committee of the Board of Directors oversees the development, implementation, and evaluation of our executive compensation program. The committee is composed of independent directors with relevant expertise and experience in compensation matters and operates in accordance with best corporate governance practices. The Compensation Committee has retained Pay Governance LLC (“Pay Governance”) to provide advice on best practices, review and assess compensation programs, and to assist in analyzing executive compensation. Pay Governance is an independent compensation consultant that provides executive compensation program design as well as research and competitive market intelligence on executive pay. Prior to engaging Pay Governance, the Compensation Committee considered the independence of Pay Governance and concluded that the work of Pay Governance did not raise any conflicts of interests.

•Transparency and Disclosure: We are committed to transparency and disclosure regarding our executive compensation practices. We believe that stockholders have the right to understand how executive pay is determined and how it aligns with Company performance and stockholder interests.

The compensation program for the Company’s NEOs consists of the following components:
•Base Salary: Provides a fixed annual salary to NEOs, reflecting their experience, skills, and responsibilities within the organization, and ensuring a competitive level of compensation relative to industry benchmarks.
•Annual Incentive Compensation: Performance-based bonuses tied to the achievement of annual financial targets, operational objectives, and individual performance goals, encouraging executives to deliver results that drive business success.
•Long-Term Incentive Plan: Equity-based awards designed to align NEO interests with long-term stockholder value creation and incentivize sustained performance and growth.
•Benefits: Comprehensive benefits packages provided to NEOs on the same basis as other employees, including health insurance, retirement plans, and other employee benefits, aimed at supporting the well-being and financial security of executives, employees and their families.

Pay Mix

The Company’s compensation mix is designed to align with the Company’s strategic objectives and performance goals, ensuring that executive pay reinforces the Company’s strategic priorities. The CEO and each of the other NEOs each receive compensation in each of these forms.

Element	Form	Purpose	Metrics	Time-Period	% of 2024 Pay Mix for NEOs (1)
Base Salary	Cash	To attract and retain and to provide a competitive salary		1-year	31%
Annual Incentive Plan	Cash	To incentivize for overall company performance and individual objectives	•Financial Targets (70%) i.Net Revenue (10%) ii.Gross Profit (45%) iii.Internal Adjusted EBITDA(2) (45%) •Initiative Based Targets (30%)	1-year performance period	33%
Equity Incentive Compensation	Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”)	To incentivize for long-term financial performance and drive long-term shareholder value. 50% granted as RSUs and 50% granted as PSUs. RSUs vest based on continued employment through vesting date or earlier vesting as specified. PSUs vest based on attainment of specified goals.	For PSUs: •Revenue (50%) •Internal Adjusted EBITDA (50%) •The Compensation Committee has the ability to adjust payout based upon management’s achievement of significant milestones within the Company’s long-term strategic plan.	3-year performance period	36%
(1)     This column reflects the base salary at the end of 2024 and so takes into account the increase in base compensation to $675,000 for Mr. Zhang and to $495,000 for Mr. Lin during the 2024 year and the increase in the target for the Annual Incentive Plan for Mr. Zhang during 2024 from 100% to 125%.
(2)     For its target objectives, the Company used an internal adjusted EBITDA (“Internal Adjusted EBITDA”) which added back certain advisory fees and costs associated with the SEC investigation, indemnification of former officers and directors, and CFO replacement expenses.

Executive Compensation Process

Role of Compensation Committee

The Compensation Committee assists the Board in determining the compensation of the CEO and other NEOs, reviewing the Company’s compensation and benefit programs and making recommendations to the Board with respect to non-executive officers and independent directors. The Compensation Committee, among other responsibilities, oversees the Company’s incentive compensation and equity-based plans and policies and fulfills other responsibilities as set forth in the Compensation

Committee Charter. The Compensation Committee has the authority to retain or obtain the advice of a compensation consultant, legal counsel or other advisor in its sole discretion. During fiscal year 2024, the Compensation Committee retained the services of an independent executive compensation consultant, Pay Governance.

Role of CEO in Compensation Decisions

The CEO does not attend portions of the Compensation Committee and Board meetings during which his performance is being evaluated and his compensation determined. The CEO provides recommendations to the Compensation Committee on the compensation and performance of other NEOs.

Key Elements of Compensation

When compensation decisions for 2024 were made in 2023, we did not use a prescribed formula to establish pay levels. Rather, the Compensation Committee considered changes in the business, external market factors and the Company’s financial position when determining pay levels for the NEOs.

The Compensation Committee generally seeks to set an NEO’s targeted total cash compensation opportunity within a range of the median of the applicable peer company and/or general industry compensation survey data, adjusted as appropriate for individual performance and internal pay equity and labor market conditions. In 2023, the Compensation Committee relied on market data to determine competitive compensation levels for the NEOs.

In 2023, for fiscal 2024 compensation decisions, Pay Governance developed with the Compensation Committee the following peer group consisting of fifteen companies:

1-800-FLOWERS.COM Inc.	Medifast, Inc.
AMCON Distributing Company	Mission Produce, Inc.
B&G Foods, Inc.	Natural Grocers by Vitamin Cottage, Inc.
Calavo Growers, Inc.	PetIQ, Inc.
The Chef’s Warehouse	Seneca Foods Corporation
The Hain Celestial Group, Inc.	SpartanNash Company
John B. Sanfilippo &Son, Inc.	Vital Farms, Inc.
Karat Packaging Inc.

In November 2024, for fiscal year 2025 compensation decisions, Pay Governance reviewed the peer group, in collaboration with the Compensation Committee, and determined that the peer group remained appropriate and no changes were needed.

Factors considered in developing the peer group included but were not limited to industry, revenue size, market capitalization, company location and unique characteristics of our business model. The peer group was utilized for direct benchmarking of 2024 pay levels and practices for executives and independent Board Members.

Base Salary

The base salaries of the Company’s NEOs are reviewed on an annual basis by the Compensation Committee and the CEO (other than with respect to the CEO’s own salary which is reviewed and determined by the Compensation Committee). This review is supplemented by assessments of the performance of the NEOs by the Compensation Committee. Base salaries are paid to the NEOs to compensate them for their day-to-day services. Each NEO’s base salary is supplemented by various benefit plans that provide health, life, accident and disability benefits, most of which are the same plans as those provided to all of our employees. The salaries typically are used to recognize the experience, skills, knowledge, past performance, and responsibilities of each NEO.

The following table shows the changes to the annual base salaries of the NEOs that were effective during fiscal year 2024 as part of the Compensation Committee’s annual review process.

Name	2023 Base Salary Rate ($)	2024 Base Salary Rate ($)	% Increase (Decrease)
Xiao Mou “Peter” Zhang (1)	600,000	675,000	13%
Xi “Felix” Lin (2)	450,000	495,000	10%
Carlos Rodriguez (3)	400,000	400,000	—%
Cindy Yao (4)	N/A	375,000	—%
Christine Chang	375,000	375,000	—%
(1)     Effective January 25, 2024, the Compensation Committee approved an increase in Mr. Zhang’s salary to $675,000.
(2)     Mr. Lin’s salary was increased from $450,000 to $495,000 in connection with his appointment as President of the Company effective February 12, 2024.
(3)     Mr. Rodriguez took a leave of absence in February 2024 and departed from his role as Chief Financial Officer in April 2024.
(4)     Ms. Yao was appointed Chief Financial Officer effective May 1, 2024.

Effective January 25, 2024, the Compensation Committee approved an increase in Mr. Zhang’s salary to $675,000. Prior to the 2024 increase, Mr. Zhang had not received an increase since being elected as sole CEO in February 2021. On February 9, 2024, the Company appointed Mr. Lin as President and Chief Operating Officer of the Company. Prior to his appointment as President, Mr. Lin served as Chief Operating Officer of the company since May 2022. In connection with his appointment, his base salary was increased to $495,000. Mr. Lin served as Interim Chief Financial Officer, effective as of February 12, 2024, when Mr. Rodriguez went on a leave of absence. Effective April 8, 2024, Mr. Rodriguez departed from the Company, and Mr. Lin served in the role of Interim Chief Financial Officer until Ms. Yao was appointed Chief Financial Officer, effective May 1, 2024. Mr. Lin received an additional $20,000 for each month served as Interim Chief Financial Officer. On October 24, 2024, the Company terminated Mr. Zhang as Chief Executive Officer of the Company, without cause. Mr. Zhang currently serves as a director of the Company and is not standing for re-election at the Annual Meeting. On October 24, 2024, Mr. Lin was appointed to serve as Interim Chief Executive Officer while continuing to serve as the Company’s Chief Operating Officer and President. Mr. Lin received an additional $15,000 for each month served as Interim Chief Executive Officer.

Subsequent Events

On December 17, 2024, the Company appointed Mr. Lin to serve as the Company’s Chief Executive Officer, effective January 1, 2025. In connection with his appointment, his base salary was increased to $675,000.

Annual Cash Incentive Compensation

The Company approves an annual management incentive program (“AIP”) pursuant to which named executive officers are entitled to receive cash bonuses based on achievement of certain company performance metrics. For 2024, seventy percent (70%) of each NEO’s target cash incentive was tied to the Company’s financial performance, and thirty percent (30%) was tied to achievement of three individual initiative-based targets. The financial targets for 2024 and results were as follows:

Metric	Weighting of Total 70%	$ Target	$ Result	% of Target
Net Revenue	10%	1.155 billion	1.202 billion	104%
Gross Profit	45%	209.9 million	205.2 million	98%
Internal Adjusted EBITDA	45%	50.1 million	44.3 million	88%

The individual initiative-based targets for Mr. Lin included reducing the number of material weaknesses, implementing a new inventory and distribution system for all distribution centers, and achieving less than 17% of distribution, selling and administrative expenses as a percentage of total net revenue. For Ms. Yao, the individual initiatives included reducing the number of material weaknesses, restructuring and redesigning the finance and accounting group, and reducing the finance and accounting related professional fees. For Ms. Chang, the individual initiatives included reducing the number of material weaknesses, performing a risk assessment on the Company’s distribution centers, and reducing outside counsel legal expenditures. With respect to the individual initiative-based targets, the Compensation Committee determined that Mr. Lin, Ms. Yao, and Ms. Chang each achieved 2.5 of 3 of their individual initiative-based targets. The combined results of 2024 financial performance and individual initiative-based targets for each NEO resulted in 91% achievement of target cash incentive for each NEO, except for Mr. Zhang. Based on their target annual bonus percentages and the terms of the AIP, the NEOs had the opportunity to receive the cash awards shown below for fiscal year 2024.

	2024 AIP Target Award		2024 AIP Actual Award
Name	% of Base Salary Rate	$ Amount	% of Target	$ Amount
Xiao Mou “Peter” Zhang (1)	125%	675,000	—%	—
Xi “Felix” Lin (2)	100%	495,000	107%	529,791
Cindy Yao (3)	100%	375,000	61%	227,500
Christine Chang	100%	375,000	91%	341,250
(1)     Mr. Zhang’s employment as CEO was terminated effective October 24, 2024. AIP achievement was 0%.
(2)     Mr. Lin’s bonus target was modified by the Compensation Committee to the CEO level for the three month Mr. Lin served as Interim CEO. The actual AIP achievement of 107% of target represents 91% achievement of nine months of President and three months of CEO.
(3)    Ms. Yao’s bonus payout was prorated to reflect the portion of the year in which she was employed by the Company.

Subsequent Events

For fiscal year 2025, Mr. Lin’s bonus payout target increased from 100% to 125% in connection with his promotion to President and Chief Executive Officer.

Equity Grants

Equity awards granted under the 2018 Plan, such as RSUs and PSUs, are an integral component of the Company’s compensation program. These awards serve multiple purposes:
•Alignment with Stockholder Interests: Equity grants align the interests of executives with those of stockholders, incentivizing executives to drive long-term value creation and stockholder returns.
•Retention and Motivation: Equity awards are an effective tool for retaining and motivating key executive talent, as they provide executives with a stake in the Company’s future performance and success.
•Long-Term Performance Incentives: By vesting over time or contingent upon the achievement of performance goals, equity awards provide executives with long-term performance incentives, encouraging sustained growth and strategic execution.
The Company grants various types of equity awards to executives, including:
•RSUs: RSUs represent a promise to deliver shares of Company stock to executives at a future date, subject to vesting conditions. These awards incentivize executives to remain with the Company and contribute to its long-term success. The time-based RSUs awarded in fiscal year 2024 vest in equal one-third installments on the first through third anniversary of the date of grant.
•PSUs: PSUs are granted based on the achievement of predetermined performance metrics over a specified performance period. These awards directly link executive compensation to the Company’s financial and operational performance, promoting accountability and alignment with corporate goals. The PSUs granted in 2024 have a three-year performance period. The performance metrics are Internal Adjusted EBITDA (50%) and net revenue (50%).

During fiscal year 2024, the Compensation Committee approved the granting of time-based RSUs and PSUs to each of the NEOs. For these awards, the target award value was set at 150% of base salary for Mr. Zhang and 100% of base salary for Mr. Lin, Ms. Yao, and Ms. Chang. The mix of awards consists of 50% PSUs and 50% time-based RSUs.

The Company granted PSUs in 2024 which may be earned over a three-year performance period, with vesting to be earned, if at all, at the end of the three-year performance period based on the applicable NEO’s continuation in service through the end of the performance period and the attainment of pre-determined goals. The performance metrics for the PSUs granted in 2024 for each of the three year performance periods is as follows: (i) for fiscal year 2024, in order to vest at 100%, the Company must have achieved a revenue of $1.155 billion, which represents 1% growth, and must have achieved an Internal Adjusted EBITDA of 4.33% of revenue; (ii) for fiscal year 2025, in order to vest at 100%, the Company must achieve a revenue of $1.190 billion, which represents 3% growth, and must have an Internal Adjusted EBITDA of 4.5% of revenue; and (iii) for fiscal year 2026, in order to vest at 100%, the Company must achieve a revenue of $1.231 billion, which represents 3.5% growth, and must have an Internal Adjusted EBITDA of 5.0% of revenue. Vesting of the PSUs is cumulative over the performance periods, and a metric not satisfied in the applicable performance period may be satisfied in a future period.

The Company’s NEOs grant of RSUs and potential grant of PSUs are calculated as a percentage of the individual NEO’s salary as listed below.

Name	RSU Grant as % of Base Salary	Max PSU Grant as % of Base Salary	$ Total Amount
Xiao Mou “Peter” Zhang	75%	75%	1,012,500
Xi “Felix” Lin	50%	50%	495,000
Cindy Yao	50%	50%	375,000
Christine Chang	50%	50%	375,000
(1)     Mr. Zhang’s employment as CEO was terminated effective October 24, 2024. All unvested equity attributed to Mr. Zhang was forfeited.

For fiscal year 2024, the Company achieved a vesting percentage of 87.5%, 85.4% and 94.6% for the PSU tranches that vested April 15, 2025 under PSU equity awards granted in 2022, 2023 and 2024, respectively.

Subsequent Events

Effective January 1, 2025, Xi “Felix” Lin was appointed to serve as Chief Executive Officer by the Board of Directors. Mr. Lin continues to also serve as the Company’s President. For fiscal year 2025, Mr. Lin’s target award value increased from 100% to 150% of base salary in connection with his appointment as President and Chief Executive Officer. Additionally, on January 3, 2025, according to the employment agreement entered into on December 16, 2024, Mr. Lin received a one-time market-based performance stock unit award of 310,559 shares of common stock contingent upon satisfaction of the applicable vesting conditions. These market-based PSUs are scheduled to vest on the third anniversary of the grant date, if for at least a period of thirty consecutive trading days at any time prior to the vesting date, the closing per share price of the Company’s common stock averages at least $7.00 over such thirty-day period.

Payments Upon Termination of Service or Change of Control

The Company believes that providing payments upon termination of service or change of control payments for executives is essential for attracting and retaining top talent, mitigating the risks associated with executive turnover, and ensuring leadership continuity during periods of change. These payments are structured to align with stockholder interests and promote responsible governance.

Each NEO is entitled to receive severance under the HF Foods Group Inc. Severance Plan, as amended and restated, (the “Severance Plan”), that provides for payment of severance benefits upon the occurrence of certain involuntary termination events, including terminations of employment by the Company without Cause and resignations for Good Reason (each as defined in the Severance Plan). The Severance Plan provides for enhanced severance in the event of a qualifying termination during the six-month period before or the twelve-month period following a Change in Control (as defined in the Severance Plan). For a description of the Severance Plan and the severance and change in control payments the NEOs would be entitled to under the Severance Plan, see the Severance Plan and the Potential Payments Upon Termination or Change in Control sections below.

Mr. Rodriguez departed the Company effective April 8, 2024. Mr. Zhang departed the Company effective October 24, 2024. Both received severance benefits under the Severance Plan.

For equity awards granted in 2023 and prior, all unvested equity will accelerate in vesting in the event of a Change in Control (as defined in the 2018 Plan), as described further in the 2018 Omnibus Equity Incentive Plan and Potential Payments Upon

Termination or Change in Control sections below. For equity awards granted in 2024, unvested equity awards will accelerate in vesting in the event of a termination by the Company without cause within twelve months following a change in control. These payments are designed to provide executives with financial security and incentivize retention during periods of transition.

Perquisites

Other than the broad-based plan benefits described under the Other Compensation section below, the Company offers only a limited amount of perquisites to our NEOs that are not otherwise available to all salaried employees, such as relocation benefits, and believe this arrangement is consistent with our “pay for performance” philosophy.

Other Compensation

The NEOs are eligible to participate in the Company’s broad-based plans, such as medical, dental, vision, disability and the 401(k) plan with a Company matching contribution, which is described in more detail in the Defined Contribution Retirement Plan section below. Each NEO was eligible to participate in the Company’s employee term life insurance policy during fiscal year 2024 at no cost to the employee equal to one times pay up to a maximum death benefit of $500,000. NEOs may also purchase additional life insurance for themselves and their spouse and dependents.

Clawback Policy

The Company adopted the Compensation Clawback Policy (the “Clawback Policy”) effective as of October 2, 2023, which generally provides that the Board of Directors shall require current and former officers subject to the reporting requirements of Section 16 of the Exchange Act and other employees eligible to receive incentive compensation (the “Covered Persons”) to reimburse or forfeit erroneously awarded incentive compensation, including equity awards, received by the Covered Person during the three (3) fiscal years preceding the restatement of the Company’s financial statements in the event that the Company issues such a restatement due to material noncompliance with securities laws, regardless of whether such Covered Person engaged in misconduct or was responsible for the restatement. The Compensation Committee has discretion to determine the timing and method for recouping any incentive compensation under the Clawback Policy. A copy of the Clawback Policy is included as an exhibit to the 2024 Annual Report on Form 10-K.

Shareholder Advisory Vote

At our 2024 annual meeting, approximately eighty percent (80%) of our stockholders approved our say-on-pay resolution as to executive compensation disclosed in last year’s proxy statement. The Company believes such vote to be a positive endorsement of its current pay practices and is evidence that its compensation policies have been in the best interest of stockholders. At our 2019 annual meeting, the stockholders voted that a say-on-pay vote should occur every year.

Compensation Committee of HF Foods Group Inc.

Maria Ross, Chair
Charlotte Westfall
Dr. Yujie Wang

EXECUTIVE COMPENSATION
The following table sets forth a summary of the compensation accrued by our NEOs for the fiscal years ended December 31, 2024, 2023, and 2022:
Summary Compensation Table

Name	Year	Salary ($)	Bonus ($)	Stock Awards (6) ($)	All Other Compensation ($)	Total ($)
Xiao Mou “Peter” Zhang (1)	2024	537,692	—	1,012,500	1,379,528 (7)	2,929,720
Former Chief Executive Officer	2023	600,000	481,800	900,000	170,000 (8)	2,151,800
	2022	600,000	596,400	900,000	—	2,096,400

Carlos Rodriguez (2)	2024	106,154	—	—	404,369 (9)	510,523
Former Chief Financial Officer	2023	400,000	280,000	400,000	—	1,080,000
	2022	153,846	250,000	400,000	—	803,846

Xi “Felix” Lin (3)	2024	493,096	529,791	495,000	104,093 (10)	1,621,980
President and Chief Operating Officer,	2023	450,000	406,350	450,000	75,088 (11)	1,381,438
Interim CFO, Interim CEO	2022	285,577	447,300	610,000	92,504 (11)	1,435,381

Cindy Yao (4)	2024	252,404	227,500	375,000	233,556 (12)	1,088,460
Chief Financial Officer

Christine Chang (5)	2024	375,000	341,250	375,000	9,808 (13)	1,101,058
General Counsel and Chief Compliance Officer	2023	346,154	338,625	300,000	—	984,779
	2022	234,903	223,650	262,500	—	721,053
(1)Mr. Zhang was appointed Co-CEO on November 4, 2019, following the merger with B&R Global and became sole CEO on February 23, 2021. Mr. Zhang departed his role as Chief Executive Officer effective October 24, 2024. Mr. Zhang currently servers as a director on the Board of Directors and will not stand for re-election at the Annual Meeting.
(2)Mr. Rodriguez was appointed as the Company’s Chief Financial Officer August 1, 2022. On February 12, 2024, Mr. Rodriguez went on a personal leave of absence and effective April 8, 2024, Mr. Rodriguez departed from the Company.
(3)Mr. Lin was a member of the Board of Directors prior to commencing service as the Company’s Chief Operating Officer on May 1, 2022. He was appointed Interim Chief Financial Officer effective May 9, 2022, following Mr. Lee’s departure. Upon Mr. Rodriguez’s hiring and appointment as Chief Financial Officer, effective August 1, 2022, Mr. Lin relinquished his duties as Interim Chief Financial Officer and remained Chief Operating Officer. On February 9, 2024, the Company appointed Mr. Lin as President effective February 12, 2024. Effective on Mr. Rodriguez’s leave of absence, on February 12, 2024, Mr. Lin also served as the Company’s Interim Chief Financial Officer from February 12, 2024 until Ms. Yao’s appointment as Chief Financial Officer on May 1, 2024. On October 24, 2024, Mr. Lin was appointed to serve as Interim Chief Executive Officer, and continued to serve as the Company’s Chief Operating Officer and President through December 31, 2024. On December 17, 2024, the Company appointed Mr. Lin to serve as President and Chief Financial Officer, effective January 1, 2025.
(4)Ms. Yao joined the Company May 1, 2024.
(5)Ms. Chang joined the Company in September 2021.
(6)Amounts reflect the full grant-date fair value of restricted stock units (“RSUs”) and performance restricted stock units (“PSUs”) granted during the years ended December 31, 2024, 2023 and 2022 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our executive officers in Note 14 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
(7)Consists of the amounts accrued under the Severance Plan in relation to Mr. Zhang’s departure from his role as Chief Executive Officer including COBRA premiums totaling $29,528.
(8)Consists of payment under a modified bonus arrangement for 2021 which deferred payment of 20%, or $170,000, of the 2021 total bonus of $850,000 contingent upon the filing of the 2021 Annual Report on Form 10-K, which occurred on January 31, 2023.
(9)Consists of the amounts accrued under the Severance Plan in relation to Mr. Rodriguez’s departure from his role as Chief Financial Officer and employer matching contributions under the Company’s defined contribution plan of $4,369.
(10)Consists of Interim CFO compensation of $55,385, Interim CEO compensation of $33,923 and employer matching contributions under the Company’s defined contribution plan of $14,785.
(11)Consists of amounts paid to reimburse relocation expenses of $92,504 for 2022 and $68,165 for 2023 and payments for 2023 of employer matching contributions under the Company’s defined contribution plan of $6,923.
(12)Consists of amounts paid to reimburse relocation expenses grossed up for taxes of $205,172, housing allowance reimbursements of $22,742, cell phone allowance disbursements of $450 and employer matching contributions under the Company’s defined contribution plan of $5,192.
(13)Consists of employer matching contributions under the Company’s defined contribution plan of $9,808.

Policies and Practices Related to the Grant of Certain Equity Awards.

We do not grant equity awards in anticipation of the release of material nonpublic information, and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. While we do not have a formal policy with respect to the timing of awards of stock options, stock appreciation right, or similar option-like instruments to our NEOs, historically, including during fiscal 2024, our Compensation Committee has not granted such awards.

Grants of Plan-Based Awards

Name	Grant Date	Estimated future payouts under equity incentive plan awards		All other stock awards: Number of shares of stock or units (2) (#)	Grant date fair value of stock awards (3) ($)
		Threshold/Target (#)	Maximum (1) (#)
Xiao Mou “Peter” Zhang	6/05/2024	142,606	142,606	142,606	1,012,500

Carlos Rodriguez	N/A	—	—	—	—

Xi “Felix” Lin	6/05/2024	69,718	69,718	69,718	495,000

Cindy Yao	6/05/2024	52,817	52,817	52,817	375,000

Christine Chang	6/05/2024	52,817	52,817	52,817	375,000

(1)Represents PSUs granted under the 2018 Plan. The PSUs vest over a three-year period, with vesting to be earned, if at all, at the end of the three-year performance period based on the applicable NEO’s continuation in service through the end of the performance period and the attainment of pre-determined goals. The performance goals are described in the “Compensation Metrics” section within the Compensation Discussion and Analysis section above.
(2)Represents RSUs granted under the 2018 Plan. The RSUs vest over three equal annual installments on the first three anniversaries of the grant date and are subject to forfeiture in the event of NEO’s termination of service under specified circumstances.
(3)Amounts for the year ended December 31, 2024, reflect the full grant-date fair value of RSUs and PSUs granted during the year ended December 31, 2024, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the NEO. The value of the PSUs set forth above is based on the probable outcome of the performance conditions on the grant date. We provide information regarding the assumptions used to calculate the value of all PSUs and RSUs granted to our NEOs in Note 14 to the consolidated financial statements included in in our Annual Report on Form 10-K for the year ended December 31, 2024.
Offer Letters
Ms. Chang, Mr. Lin, Mr. Rodriguez and Ms. Yao all entered into offer letters with the Company providing for at-will employment. The offer letters contain initial annual base salary information ($250,000 for Ms. Chang, $450,000 for Mr. Lin, $400,000 for Mr. Rodriguez and $375,000 for Ms. Yao) and target bonus percentages (75% of base salary for Ms. Chang, 100% of base salary for Mr. Lin, Mr. Rodriguez and Ms. Yao). As of May 11, 2023, the Company increased Ms. Chang’s base salary to $375,000 and increased her bonus payout target from 75% to 100%.
The offer letters all provide for participation in the 2018 Plan, with an equity award in the year employment commenced equal to: for Ms. Chang, Mr. Lin and Mr. Rodriguez, 50% of base salary in RSUs and 50% of base salary in PSUs. Mr. Lin received an additional grant of RSUs equal to $100,000 in 2022 after his start date.
Pursuant to their respective offer letters, Mr. Lin and Ms. Yao received certain relocation benefits.
Each NEO is also eligible for severance benefits under the Severance Plan, as described in the Severance Plan section below.
Mr. Rodriguez’s Departure
On February 12, 2024, Mr. Rodriguez went on a leave of absence and, effective April 8, 2024, Mr. Rodriguez departed from the Company. Mr. Rodriguez received severance benefits under the Severance Plan, as described in the Severance Plan section below.

Mr. Zhang’s Departure
On October 24, 2024, Mr. Zhang departed from his role as Chief Executive Officer of the Company, effective immediately. Mr. Zhang received severance benefits under the Severance Plan, as described in the Severance Plan section below.
Defined Contribution Retirement Plan
The Company maintains a defined contribution retirement plan, the HF Foods Group, Inc. Employees 401(k) Savings Plan, which is described in more detail in Note 15 - Employee Benefit Plan to the Company’s audited consolidated financial statements disclosed in this Annual Report on Form 10-K. The Company matches 100% of the first 3% of the participant’s deferred compensation plus 50% of the amount contributed between 3% and 5% of the participant’s deferred compensation, all subject to any applicable limitations under the Internal Revenue Code.

Severance Plan

The Severance Plan provides for the payment of severance and other benefits to eligible employees in the event of an involuntary termination of employment with the Company other than for Cause (as defined in the Severance Plan) or other disqualifying circumstances, or upon resignation for Good Reason, as defined in the Severance Plan. The Severance Plan is comprised of a plan with general terms and “severance plan policy” attachments, which detail the specific terms of severance for (i) the Chief Executive Officer, (ii) “Key Executives” other than the Chief Executive Officer (which the Severance Plan defines as the Chief Financial Officer, Chief Operating Officer, General Counsel, Chief Compliance Officer, each individual classified as Executive Vice President by the Company and each other executive officer of the Company designated a Key Executive by a committee comprised of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer), and (iii) employees classified as Senior Vice Presidents or Vice Presidents (the “SVP and VP” policy).

In the event of a qualifying termination and subject to the employee’s execution of a general release of liability against the Company and other requirements as specified in the Severance Plan, the eligible executive officers receive the following benefits:
•     payment of base salary multiplied by two in the case of the Chief Executive Officer, base salary multiplied by one in the case of Key Executives other than the Chief Executive Officer, or base salary multiplied by one-half in the case of each eligible SVP and VP; and
•     payment of COBRA premiums, for up to 12 months in the case of the Chief Executive Officer and Key Executives other than the Chief Executive Officer, or for up to 6 months in the case of each eligible SVP and VP.

In addition, in the event of a qualifying termination during the 6-month period before or the 12-month period following a Change in Control (as defined in the Severance Plan) and subject to the applicable participant’s execution of a general release of liability against the Company and other requirements as specified in the Severance Plan, the eligible executive officers receive the following severance benefits:
•payment of base salary multiplied by three in the case of the Chief Executive Officer and Key Executives, or base salary multiplied by one in the case of each eligible SVP and VP; and
•    payment of COBRA premiums, for up to 12 months in the case of the Chief Executive Officer and Key Executives, or for up to 6 months in the case of each eligible SVP and VP.

The increases in severance apply as a result of a termination without cause or resignation for good reason that occur during the 6-month period before or the 12-month period following a change in control.

The Severance Plan provides that if any eligible employee would receive payments that would be treated as “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “ Internal Revenue Code”), the eligible employee will receive the “greater of” the full amount (subject to the excise tax) or the amount which would result in no portion of the payment being subject to the excise tax under Section 4999 of the Internal Revenue Code.

The Severance Plan also prohibits (i) the amendment of the Severance Plan that causes an individual or group of individuals to cease to be eligible, unless communicated to the affected individual(s) in writing at least six months prior to the effective date, and (ii) the amendment or termination of the Severance Plan within 12 months following a change in control, to the extent such amendment would reduce the benefits under the Severance Plan, impair an employee’s eligibility, or impose additional requirements on an employee’s right to receive benefits, unless the individual consents in writing.

2018 Omnibus Equity Incentive Plan

Information regarding our 2018 Plan is included in the Equity Compensation Plan Information section below. For equity awards granted in 2023 and prior, in the event of a change in control, all unvested equity awards will accelerate in vesting. For equity awards granted in 2024, unvested equity awards will accelerate in vesting in the event of a termination by the Company without cause within twelve months following a change in control. A Change in Control under the 2018 Plan includes (i) a sale or transfer of substantially all of the Company’s assets; (ii) the dissolution or liquidation of the Company; (iii) a merger or consolidation to which the Company is a party and after which the prior stockholders of the Company hold less than 50% of the combined voting power of the surviving corporation’s outstanding securities; or (iv) the incumbent directors cease to constitute at least a majority of the Board of Directors (the full definition of “Change in Control” is included in the 2018 Plan). In the event of a “Change in Control,” our 2018 Plan provides for the immediate vesting of all equity awards issued thereunder.

Outstanding Equity Awards at December 31, 2024
The following table provides information regarding outstanding stock awards to our NEOs that remained subject to vesting at December 31, 2024.

Name	Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not vested (#)	Equity Incentive Plan Awards: Market or payout value of unearned shares, units or other rights that have not vested (7)(8) ($)
Xiao Mou “Peter” Zhang	—	—

Carlos Rodriguez	—	—

Xi “Felix” Lin	21,200 (1)	68,052
	16,643 (2)	53,424
	38,860 (3)	124,741
	40,084 (4)	128,670
	69,718 (5)	223,795
	69,718 (6)	223,795

Cindy Yao	52,817 (5)	169,543
	52,817 (6)	169,543

Christine Chang	8,561 (1)	27,481
	9,708 (2)	31,163
	25,906 (3)	83,158
	26,722 (4)	85,778
	52,817 (5)	169,543
	52,817 (6)	169,543
(1)     Shares of RSUs granted to the NEOs in 2022 vest over three equal annual installments beginning from April 15, 2023, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances.
(2)     Shares of PSUs granted to the NEOs in 2022 vest over three equal installments beginning from April 15, 2023, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 100% of the target amount, depending on the achievement of specified performance goals.

(3)     Shares of RSUs granted to the NEOs in 2023 vest over three equal annual installments beginning from April 15, 2024, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances.
(4)     Shares of PSUs granted to the NEOs in 2023 vest over three equal installments beginning from April 15, 2024, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 100% of the target amount, depending on the achievement of specified performance goals.
(5)     Shares of RSUs granted to the NEOs in 2024 vest over three equal annual installments beginning from April 15, 2025, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances.
(6)     Shares of PSUs granted to the NEOs in 2024 vest over a three-year period, with vesting to be earned, if at all, April 15, 2027, and are subject to forfeiture in the event of the NEO’s termination of service to the Company under specified circumstances. The number of shares shown is the target amount, and the actual number of shares that may vest ranges from 0% to 100% of the target amount, depending on the achievement of specified performance goals.
(7)     Dollar amount is determined by multiplying the number of unvested shares of RSUs by the closing price per share of the Company’s common stock on December 31, 2024 ($3.21), as reported on the NASDAQ Capital Market.
(8)     Dollar amount is determined by multiplying the number of unvested shares of PSUs by the closing price per share of the Company’s common stock on December 31, 2024 ($3.21), as reported on the NASDAQ Capital Market.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each NEO on an aggregated basis during the fiscal year ended December 31, 2024.

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Xiao Mou Zhang	-	-	162,982	504,288

Carlos Rodriguez	-	-	59,541	188,150

Xi Lin	-	-	73,508	232,285

Christine Chang	-	-	49,192	154,888

Cindy Yao	-	-	-	-

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon a termination or change in control as of December 31, 2024, for the NEOs are set forth in the Change in Control and Severance Payments Table below. The amounts of these payments as of December 31, 2024, for each of Mr. Lin, Ms. Yao and Ms. Chang are set forth in the Change in Control and Severance Payments Table.

All of the NEOs participate in and are eligible to receive severance benefits under the Severance Plan, as described in the Severance Plan section above, with the following “severance plan policy” attachments applying to each NEO: for Mr. Lin and Ms. Chang, the “Key Executive” policy; for Ms. Yao, severance pay equal to one half times base salary per the severance terms of her employment agreement until completing eighteen months of continuous service to the Company at which time she will be an eligible “Key Executive” under the policy. As described above, receiving these payments is subject to the named NEO’s execution of a general release of claims.

Mr. Rodriguez departed from his role as Chief Financial Officer of the Company effective April 8, 2024, and Mr. Zhang departed from his role as Chief Executive Officer of the Company effective October 24, 2024, and therefore the potentially payable severance or other benefits no longer apply to them. In connection with Mr. Rodriguez’s departure, the Company entered into a Separation Agreement with Mr. Rodriguez on May 31, 2024. Under the Separation Agreement Mr. Rodriguez was entitled, subject to his non-revocation of a general release of claims in favor of the Company, to payments from the Company in an amount equal to Mr. Rodriguez’s annual base salary of $400,000. In connection with Mr. Zhang’s departure, the Company entered into a Severance Agreement and General Release with Mr. Zhang on November 21, 2024. Pursuant to the Severance Agreement and General Release, which includes a general release of claims by Mr. Zhang against the Company, Mr.

Zhang will receive standard severance benefits provided to a Chief Executive Officer under the Company’s Amended and Restated Severance Plan, which consists of payment of base salary multiplied by two, totaling $1.35 million, and payment of COBRA premiums, for up to 12 months.

For equity awards granted in 2023 and prior, in the event of a change in control, all unvested equity awards will accelerate in vesting. For equity awards granted in 2024, unvested equity awards will accelerate in vesting in the event of a termination by the Company without cause within twelve months following a change in control. In the event of a termination without a change in control, the number of shares of common stock subject to RSU awards that vest shall be determined by the Compensation Committee.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2024

	Xi “Felix” Lin	Cindy Yao	Christine Chang
Termination without Cause - No Change of Control
Salary Continuation	$495,000	$187,500	$375,000
Benefits Continuation	$29,641	$8,243	$8,098
Total	$524,641	$195,743	$383,098
Resignation for Good Reason - No Change of Control
Salary Continuation	$495,000	$187,500	$375,000
Benefits Continuation	$29,641	$8,243	$8,098
Total	$524,641	$195,743	$383,098
Disability (1)
Salary Continuation	—	—	—
Benefits Continuation	—	—	—
RSU and PSU Vesting	—	—	—
Total	—	—	—
Death (2)
Salary Continuation	—	—	—
Benefits Continuation	—	—	—
RSU and PSU Vesting	$822,476	$339,085	$566,665
Total	$822,476	$339,085	$566,665
Change of Control - No Termination of Employment
Salary Continuation	—	—	—
Benefits Continuation	—	—	—
RSU and PSU Vesting (3)	$374,886	—	$227,579
Total	$374,886	—	$227,579
Change of Control - Termination of Employment without Cause or Resignation for Good Reason (4)
Salary Continuation	$1,485,000	$187,500	$1,125,000
Benefits Continuation	$29,641	$8,243	$8,098
RSU and PSU Vesting (5)	$822,476	$339,085	$566,665
Total	$2,337,117	$534,828	$1,699,763

(1)     The Company maintains a disability plan which is generally available to all employees, and any payments or benefits under this plan are not disclosed in this table. Any vesting of outstanding equity awards in the event of disability is at the discretion of the Compensation Committee.
(2)     The Company maintains a life insurance plan that is generally available to all employees, and any payments under this plan are not disclosed in this table.
(3)     RSUs and PSUs granted in 2023 and prior fully vest on the date of a Change of Control. RSUs and PSUs granted in 2024 vest on target if Grantee’s employment is terminated by the Company without cause within one year following a Change in Control, provided that Grantee has not given notice of resignation.
(4)     Under the Severance Plan, the increases in severance apply as a result of a termination without Cause or resignation for Good Reason that occur during the 6-month period before or the 12-month period following a Change in Control (each as defined in the Severance Plan). Ms. Yao is eligible for such benefits under the severance plan after eighteen months of continuous employment.
(5)     RSUs and PSUs granted in 2023 and prior fully vest on the date of a Change of Control. RSUs and PSUs granted in 2024 vest on target if Grantee’s employment is terminated by the Company without cause within one year following a Change in Control, provided that Grantee has not given notice of resignation.

Chief Executive Officer Pay Ratio

The Company’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S‑K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.

The Company identified the median employee by examining 2024 total compensation for all employees of the Company excluding the Chief Executive Officer.

The employee population used to identify the Company’s median employee included all employees of the Company, whether employed on a full‑time, part‑time or seasonal basis, as of December 31, 2024. The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments or estimates with respect to the employee population or the compensation measure, but it did annualize the compensation for any employees that were not employed by the Company for all of 2024.

After identifying the median employee based on the compensation measure described above, the Company calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein. The median employee was identified as of December 31, 2024, and the chief executive officer to median employee pay ratio was calculated with respect to the annualized compensation for Mr. Lin had he been the Chief Executive Officer for all of 2024. As illustrated in the table below, in 2024, the Company’s Chief Executive Officer’s annual total compensation was 32.6 times that of the Company’s median employee.

2024 Annual Total Compensation of CEO	$2,455,313
2024 Annual Total Compensation of Median Employee	$75,353
Total Annual Compensation Pay Ratio	32.6

DIRECTOR COMPENSATION
The following table sets forth compensation for each director for the year ended December 31, 2024:

Name	Fees Earned (10) ($)	Stock Awards (11) ($)	All Other Compensation ($)	Total ($)
Xiao Mou Zhang (1)	—	—	—	—
Russell T. Libby (2)	54,167	—	—	54,167
Dr. Hong Wang (3)	37,500	—	—	37,500
Valerie Chase (4)	43,750	—	—	43,750
Prudence Kuai (5)	30,000	—	—	30,000
Charlotte Westfall (6)	29,167	30,000	—	59,167
Lisa Lim (7)	29,167	30,000	—	59,167
Maria Ross (8)	26,250	30,000	—	56,250
Dr. Yujie Wang (9)	23,333	30,000	—	53,333
(1)Mr. Zhang did not receive any additional compensation for his service as a director.
(2)Mr. Libby served as Chairman of the Board, Chair of the Governance and Nominating Committee, and Chair of the Special Investigation Committee. Mr. Libby resigned from the board of directors effective May 31, 2024.
(3)Dr. Hong Wang served as Chair of the Compensation Committee. Dr. Hong Wang resigned from the board of directors effective June 28, 2024.
(4)Ms. Chase served as Chair of the Audit Committee and Chair of the Special Transaction Committee and served as a member of the Special Investigation Committee. Ms. Chase resigned from the board of directors effective May 31, 2024.
(5)Ms. Kuai resigned from the board of directors effective July 5, 2024.
(6)Ms. Westfall was appointed to the board of directors effective June 7, 2024. Ms. Westfall serves as the Lead Independent Director and Chair of the Governance and Nominating Committee.
(7)Ms. Lim was appointed to the board of directors effective June 7, 2024. Ms. Lim serves as Chair of the Audit Committee.
(8)Ms. Ross was appointed to the board of directors effective June 28, 2024. Ms. Ross serves as Chair of the Compensation Committee.
(9)Dr. Yujie Wang was appointed to the board of directors effective June 28, 2024. Dr. Yujie Wang serves as Chair of the Special Transaction Committee.
(10)Director fees under the program are payable in arrears in four equal quarterly installments.

(11)Amounts reflect the full grant-date fair value of RSUs granted during the year ended December 31, 2024, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. The award values were calculated using the grant date stock price on August 7, 2024, of $3.09, and will vest on August 7, 2025, subject to the director’s continuous service. If the director’s continuous service terminates for any other reason prior to the applicable vesting date, the RSUs shall automatically be forfeited for no consideration. The aggregate number of unvested RSU awards held as of December 31, 2024 by each non-employee director was 9,709.

Narrative Disclosure to Director Compensation Table
For the year ending December 31, 2024, we paid our former Chairman of the Board $25,000 per quarter and former independent directors Dr. Hong Wang, Ms. Chase and Ms. Kuai $15,000 per quarter. Audit Committee Chair Ms. Chase was paid $5,000 per quarter. The Chairs of the Compensation Committee (Dr. Hong Wang), the Governance and Nominating Committee (Mr. Libby), and the Special Transaction Committee (Ms. Chase) were paid $3,750 per quarter. Special Investigation Committee Chair Mr. Libby received $3,750 per quarter and member Ms. Chase received $2,500 per quarter.
Our newly appointed independent directors Ms. Westfall, Ms. Lim, Ms. Ross and Dr. Yujie Wang were paid $7,500 per quarter. Acting Lead Independent Director Ms. Westfall was paid an additional $2,500 per quarter. Audit Committee Chair Ms. Lim was paid $5,000 per quarter. Compensation Committee Chair Ms. Ross was paid $3,750 per quarter. The Governance and Nominating Committee Chair, Ms. Westfall, and the Special Transaction Committee Chair, Dr. Yujie Wang, were paid $2,500 per quarter. An annual equity award in the form of RSUs, which vest on the one year anniversary of the grant, with grant date fair values of $30,000 were issued to the newly appointed independent directors Ms. Westfall, Ms. Lim, Ms. Ross and Dr. Yujie Wang. The dollar value of RSU awards granted during 2024 were computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), rather than the amounts paid to or realized by the named individual. We reimburse directors for any out-of-pocket expenses incurred in connection with attending board or committee meetings.

PAY VERSUS PERFORMANCE

Year(1)	Summary Compensation Table Total for Xiao Mou Zhang ($)	Summary Compensation Table Total for Xi Lin ($)	Compensation Actually Paid to Xiao Mou Zhang(2) ($)	Compensation Actually Paid to Xi Lin (2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2) ($)	Value of Initial Fixed $100 Investment Based on:		Net Income (Loss) ($)(4)	Adjusted EBITDA ($)(4)(5)
							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
2024	2,929,720	1,621,980	296,086	1,165,566	900,014	565,861	37.94	140.34	(48,102)	42,041
2023	2,151,800	—	2,619,163	—	1,148,739	1,355,440	63.12	103.69	(2,662)	34,583
2022	2,096,400	—	1,205,945	—	836,756	521,323	47.99	89.71	235	40,133
(1)For 2024, both Xiao Mou “Peter” Zhang and Xi “Felix” Lin are PEOs. For 2023 and 2022, the Principal Executive Officer (“PEO”) was Xiao Mou “Peter” Zhang. For 2024, the non-PEO named executive officers are Carlos Rodriguez, Cindy Yao and Christine Chang. For 2023, the non-PEO named executive officers are Xi Lin, Carlos Rodriguez and Christine Chang. For 2022, the non-PEO named executive officers are Kong Hian Lee, Xi Lin, Carlos Rodriguez and Christine Chang.
(2)The following table details the applicable adjustments that were made to determine compensation actually paid (“CAP”).

	2024			2023		2022
	PEO Xiao Mou Zhang ($)	PEO Xi Lin ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)	PEO ($)	Average Non-PEO NEOs ($)
Summary Compensation Table (SCT) Total	2,929,720	1,621,980	900,014	2,151,800	1,148,739	2,096,400	836,756
Less Stock Award Value Reported in SCT for the Covered Year	1,012,500	495,000	250,000	900,000	383,333	900,000	424,167
Plus Year End Fair Value of Equity Awards Granted During the Covered Year that Remain Outstanding and Unvested as of Last Day of the Covered Year	—	447,590	226,057	1,245,074	530,308	738,957	338,162
Plus Year over Year Change in Fair Value as of the Last Day of the Covered Year of Outstanding and Unvested Equity Awards Granted in Prior Years	—	(248,756)	(50,337)	211,020	74,027	(510,647)	(172,381)
Plus Year over Year Change in Fair Value as of the Vesting Date of Equity Awards Granted in Prior Years that Vested During the Covered Year	(366,036)	(160,248)	(79,199)	29,066	(4,856)	(96,036)	(25,237)
Less Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year	1,255,098	—	180,674	117,797	9,445	122,729	31,810
Compensation Actually Paid (CAP) Total	296,086	1,165,566	565,861	2,619,163	1,355,440	1,205,945	521,323
(3)The Company’s peer group consists of the S&P 500 Food & Staple Retailing Index (TR).
(4)Values shown are in thousands.
(5)Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, or non-recurring expenses. See Appendix for reconciliation to most directly comparable GAAP measure.

Relationship Between Pay and Performance
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s cumulative indexed total shareholder return (“TSR”) and cumulative TSR of the Company’s peer group for the periods indicated:
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s net income (loss) for the periods presented:
The following graph presents the relationship between the PEO(s) and average non-PEO named executive officers’ CAP and the Company’s Adjusted EBITDA for the periods presented:

Tabular List of Financial Performance Measures
The following table provides a list of the financial performance measures which, in the Company’s assessment, represent the most important financial performance measures used by the Company to link CAP to the Company’s NEOs for the 2024 fiscal year to Company performance.

Most Important Financial Performance Measures
Net Revenue
Gross Profit
Adjusted EBITDA

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2024.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	$ —	4,631,050
Equity compensation plans not approved by security holders	—	$ —	—
Total	—	$ —	4,631,050

On August 10, 2018, our stockholders adopted the 2018 Plan. The 2018 Plan reserves 3,000,000 shares of common stock for issuance of awards to employees, non-employee directors, and, prior to the amendment of the 2018 Plan in 2024, consultants, and is administered by the Compensation Committee of the Board of Directors. On June 3, 2024, the Company’s shareholders approved an amendment to the 2018 Incentive Plan which increased the number of shares of the Company’s common stock available for issuance under the 2018 Incentive Plan to 7,000,000, an increase of 4,000,000 shares. The Company amended the 2018 Plan in 2024 to provide that no awards may be granted to consultants after April 23, 2024. The 2018 Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in stock, or other property. The term of stock options granted may not exceed ten years and exercise prices may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. If an equity award granted under the 2018 Plan, or any portion thereof, expires, is forfeited or otherwise terminates without all of the shares covered by the equity award having been issued, such expiration, termination or settlement will not reduce or otherwise offset the number of shares available for issuance under the 2018 Plan. In the event of a change in control, an equity award under the 2018 Plan may be subject to additional acceleration of vesting and exercisability. Unless terminated sooner by our Board of Directors, the 2018 Plan will automatically terminate on August 9, 2028. As of December 31, 2024, the Company had 619,932 time-based vesting restricted stock units (“RSUs”) unvested, 579,075 performance-based restricted stock units (“PSUs”) unvested, and 1,169,943 shares of common stock vested leaving 4,631,050 shares remaining available for future awards under the 2018 Incentive Plan. The Compensation Committee of the Board of Directors will approve forms of RSU award agreements that will set forth the terms of RSU awards that may be granted to the Company’s executive officers and directors, as well as performance awards that may be granted to certain senior executives and managers.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF BDO USA, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

The Audit Committee has appointed BDO USA, P.C. (“BDO”) as the Company’s independent registered public accounting firm to perform an integrated audit of its consolidated financial statements for the year ending December 31, 2025, and its internal control over financial reporting as of December 31, 2025. BDO served as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

The Board of Directors is submitting the selection of BDO for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but our Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of BDO, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as our independent registered public accounting firm. Representatives of BDO will attend the Annual Meeting and may make a statement if they wish. They will be available to answer appropriate questions at the Annual Meeting.

The Audit Committee has the authority and responsibility to retain, evaluate and replace our independent registered public accounting firm. The stockholders’ ratification of the appointment of BDO does not limit the authority of the Audit Committee to change our independent registered public accounting firm, as it deems necessary or appropriate, at any time.

Audit and Related Fees

The following table presents fees for professional audit services performed by our independent registered public accounting firm for the audit of our annual financial statements and review of our quarterly financial statements for the years ended December 31, 2024, and 2023. We did not pay any fees to BDO for audit-related services or tax services in the years ended December 31, 2024, and 2023.

Fee Category	2024	2023
Audit fees (1)	$2,173,712	$2,500,109
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$2,173,712	$2,500,109
 (1) Audit fees related to the 2023 audit of the Company’s financial statements decreased from what was previously reported due to final billings being lower than the amount estimated at the time of filing the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders filed on April 24, 2024.

Audit Fees consist of fees billed for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by our auditors in connection with statutory and regulatory filings or engagements. Audit fees also include fees for services provided in connection with review of documents filed with the SEC.

Audit Committee Pre-Approval Procedures

The Audit Committee approves the engagement of our independent registered public accounting firm to render audit and non-audit services before they are engaged. All of the fees for 2024 and 2023 shown above were pre-approved by the Audit Committee.

The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular category of services and is subject to a monetary limit. Our independent registered public accounting firm and senior management periodically report to the Audit Committee the extent of services provided by the independent registered public accounting firm in accordance with the pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC rules. In addition, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers.

Required Vote

Approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. As a result, abstentions will have the same effect as votes against this proposal. We do not expect any broker non-votes in connection with this proposal.

The Board of Directors unanimously recommends a vote “FOR” the proposal to ratify the selection of BDO as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements for the appropriateness of the accounting principles and reporting policies that we use, and for establishing and maintaining adequate internal control over financial reporting. BDO, our independent registered public accounting firm for the year ended December 31, 2024, was responsible for performing an independent audit of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Form 10-K”), and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

In connection with the preparation of our audited financial statements for the year ended December 31, 2024, the Audit Committee hereby reports as follows:

•The Audit Committee has reviewed and discussed the audited financial statements with management;

•The Audit Committee has discussed with BDO, our independent registered public accounting firm, the matters required to be discussed under applicable standards of the of the Public Company Accounting Oversight Board (“PCAOB”); and

•The Audit Committee has received the written disclosures and the letter from BDO, our independent registered public accounting firm, required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence, discussed with BDO its independence, and satisfied itself as to their independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Form 10-K for filing with the SEC.

Audit Committee of HF Foods Group Inc.

Lisa Lim, Chair
Charlotte Westfall
Maria Ross
Dr. Yujie Wang

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

In accordance with Section 14A of the Exchange Act and Rule 14a-21(a) promulgated thereunder, our stockholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, commonly known as a “Say-on-Pay”, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. However, the stockholder vote on executive compensation is an advisory vote only, and it is not binding on us, our Board of Directors, or any of our board committees.

Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions affecting our executive officers.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, motivating and rewarding executives whose knowledge, skills and performance are critical to our business, ensuring executive compensation is aligned with our corporate strategies and business objectives, and aligning executives’ incentives with the creation of stockholder value.

Resolution

Our stockholders are being asked to approve by advisory vote the following resolution relating to the compensation of our named executive officers as described in this proxy statement:

“RESOLVED that the Company’s stockholders hereby approve the compensation paid to the Company’s executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Required Vote

Approval of Proposal 3 requires the affirmative vote of a majority of the shares of common stock present in person, virtually or by proxy at the Annual Meeting and entitled to vote on this proposal. As a result, abstentions will have the same effect as votes against this proposal. Broker non-votes will not be treated as entitled to vote on this proposal, and accordingly will have no effect on this proposal.

The Board of Directors unanimously recommends an advisory vote “FOR” the resolution to approve the executive compensation as disclosed in this proxy statement.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our common stock (collectively, “reporting persons”) to file reports regarding ownership of, and transactions in, our securities with the SEC. Based solely on our review of Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC by the reporting persons, or written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors and ten percent beneficial owners were complied with during the year ended December 31, 2024, except as follows: Xiao Mou Zhang filed one late Form 4 reporting two transactions, and Cindy Yao, Yujie Wang, Maria Ross, Lisa Lim and Charlotte Westfall each filed one late Form 3.

STOCKHOLDER PROPOSALS
Director Nominations and Other Matters for the 2026 Annual Meeting of Stockholders
All proposals and director nominations must be sent by mail to HF Foods’ Corporate Secretary at 6325 South Rainbow Boulevard, Suite 420, Las Vegas, Nevada, 89118.

Matters for Inclusion in the Proxy Materials for the 2026 Annual Meeting of Stockholders
Pursuant to and subject to the requirements of Rule 14a-8 under the Exchange Act, stockholder proposals intended for inclusion in our 2026 proxy statement and acted upon at our 2026 annual meeting of stockholders, other than nominations of directors, must be received by our Corporate Secretary at the above-listed address on or prior to December 26, 2025. All proposals must comply with Rule 14a-8.

Matters for Consideration at the 2026 Annual Meeting of Stockholders, but not for Inclusion in the Proxy Materials
Stockholder proposals submitted for consideration at our 2026 annual meeting of stockholders, but not submitted for inclusion in our 2026 proxy statement pursuant to Rule 14a-8, must be delivered to our Corporate Secretary at the above-listed address no earlier than February 3, 2026, and no later than March 5, 2026. However, if the date of our 2026 annual meeting occurs more than 30 days before or more than 60 days after June 3, 2026, notice by the stockholder of a proposal must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals must be submitted by a stockholder of record and must include the information required by our bylaws. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

Nominations of Individuals for Election as Directors at the 2026 Annual Meeting of Stockholders
Stockholder nominations of individuals for election as directors at our 2026 annual meeting of stockholders must be delivered to our Corporate Secretary at the above-listed address no earlier than February 3, 2026, and no later than March 5, 2026. However, if the date of the 2026 annual meeting occurs more than 30 days before or more than 60 days after June 3, 2026, notice by the stockholder of a director nomination must be delivered no earlier than the close of business on the 120th day prior to the date of such annual meeting and no later than the close of business on the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Director nomination must be submitted by a stockholder of record and must include the information required by our bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of Rule 14a-19(b) and provide notice no later than April 4, 2026. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information about how to register your shares directly in your name as a stockholder of record.

STOCKHOLDER COMMUNICATIONS

The Board of Directors has established a process for stockholders to send communications to it. Stockholders who wish to communicate with the Board of Directors, or specific individual directors, may do so by directing correspondence addressed to such directors or director in care of Christine Chang, our General Counsel and Chief Compliance Officer, at the principal executive offices of the Company at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. Such correspondence shall prominently display the fact that it is a stockholder-board communication and whether the intended recipients are all or individual members of the Board of Directors. The General Counsel and Chief Compliance Officer has been authorized to screen commercial solicitations and materials that pose security risks, are unrelated to the business or governance of the Company, or are otherwise inappropriate. The General Counsel and Chief Compliance Officer shall promptly forward any and all such stockholder communications to the entire Board of Directors or the individual director as appropriate.

OTHER MATTERS

The Notice of Annual Meeting of Stockholders provides for the transaction of such other business as may properly come before the Annual Meeting. As of the date of this proxy statement, the Board of Directors has not been advised of any other matters to be presented for discussion at the Annual Meeting. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the stockholders.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form-10-K, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2024, is being sent to stockholders of record as of April 7, 2025, with this proxy statement. The Annual Report on Form 10-K are not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. Stockholders of record as of April 7, 2025, and beneficial owners of our common stock on that date, may obtain from us without charge additional copies of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request in writing. If requested, we will provide stockholders with copies of any exhibits to the Annual Report on Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Any requests from a beneficial owner of our common stock must set forth a good faith representation that, as of the record date for this solicitation, April 7, 2025, the person making the request was the beneficial owner of our common stock. Such written requests should be directed to us at 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. Attention: General Counsel and Chief Compliance Officer.

We may elect to send a single copy of our Annual Report on Form 10-K and this proxy statement to any household at which two or more stockholders reside, unless one of the stockholders at such address notifies us that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Stockholders may request to discontinue or re-start householding, or to request a separate copy of the Annual Report on Form 10-K or this proxy statement, as follows:

•Stockholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•Stockholders of record should contact us at (888) 905-0998, 6325 South Rainbow Boulevard Suite 420, Las Vegas, Nevada, 89118. We will promptly deliver such materials upon request.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our website, https://hffoodsgroup.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

By Order of the Board of Directors

/s/ Charlotte Westfall
Charlotte Westfall
Lead Independent Director

APPENDIX - NON GAAP RECONCILIATION

Certain financial measures presented in our Proxy Statement have not been presented or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the rules promulgated by the Securities and Exchange Commission. These non-GAAP financial measures provided herein are adjusted for certain items as presented below and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends. Our management believes that Adjusted EBITDA is an important indicator of operating performance because it excludes the effects of income taxes and certain other items, including lease guarantee expense, the change in fair value of interest rate swap contracts, certain stock-based compensation expense, business transformation costs, acquisition-related costs, certain other non-routine expenses, and certain asset impairment charges and therefore more closely measures our operational performance. Adjusted EBITDA should be considered in addition to, and not as replacement for, net income, the most directly comparable GAAP measure.

The following table reconciles EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure:

	Year Ended December 31,
($ in thousands)	2024	2023	2022
Net (loss) income	$(48,102)	$(2,662)	$235
Interest expense	11,425	11,478	7,457
Income tax expense (benefit)	1,965	41	(231)
Depreciation and amortization	26,677	25,918	24,936
EBITDA	(8,035)	34,775	32,397
Lease guarantee (income) expense	(5,548)	(377)	5,744
Change in fair value of interest rate swap contracts	(1,693)	1,580	(817)
Stock-based compensation expense	2,088	3,352	1,257
SEC Settlement	3,900	—	—
Goodwill impairment charges	46,303	—	—
Settlement gain (1)	—	(10,000)	—
Other asset impairment charges	—	1,200	422
Business transformation costs (2)	1,223	929	—
Acquisition-related costs	—	—	1,130
Other non-routine expense (3)	874	3,124	—
Executive transition and organizational redesign (4)	2,929	—	—
Adjusted EBITDA	$42,041	$34,583	$40,133
_________________
(1) As discussed in Note 17 - Commitments and Contingencies to the consolidated financial statements in the Company’s Annual Report on Form 10-K, the Company recovered approximately $10.0 million related to the Settlement Agreement. The Company accounted for the settlement as a recovery of previously recorded expenses related to the litigation. The Company has adjusted for the $10.0 million recovery.
(2)    Represents costs associated with the launch of strategic projects including supply chain management improvements and technology infrastructure initiatives.
(3)    Includes contested proxy and related legal and consulting costs and facility closure costs.
(4)    Includes severance and related expenses for the Company’s transition of executive officers and organizational redesign.

HFFoods
SPECIALTY FOOD IS OUR SPECIALTY

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HFFG2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 2, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70347-P29411 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HF FOODS GROUP, INC.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Xi "Felix" Lin	☐	☐	☐
1b. Maria Ross	☐	☐	☐
1c. Richard Diaz	☐	☐	☐
1d. Lisa Lim	☐	☐	☐
1e. Charlotte Westfall	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of BDO USA, P.C. as the independent registered public accounting firm.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our executive officers as disclosed in the proxy statement.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR AND "FOR" PROPOSALS 2 AND 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this virtual meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

V70348-P29411

HF FOODS GROUP, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS
JUNE 3, 2025

The shareholder(s) hereby appoint(s) Christine Chang and Cindy Yao, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HF Foods Group, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held virtually at 12:00 p.m., Eastern Time on Tuesday, June 3, 2025, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE